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                           14A PRELIMINARY MATERIALS

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               ------------------

Filed by  Registrant  [X]
Filed by a Party  other  than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to (beta)240.14a-11(c) or (beta)240.14a-12

                         INTERWEST HOME MEDICAL, INC.
               (Name of Registrant as Specified in its Charter)
                ----------------------------------------------
       (Name of Person Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of  securities to which the  transaction  applies:
      Common Stock ("Interwest Common Stock"), no par value, of Interwest Home Medical, Inc. ("Interwest").

      (2)  Aggregate  number of  securities  to which the  transaction  applies:
      (i)4,152,490   shares  of  Interwest   Common   Stock;   and  (ii)  vested
      "in-the-money" options to purchase 775,750 shares of Interwest Common Stock on a cashless basis.

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      No. of  Shares         Price Per Share        Aggregate      Filing Fee
     -----------------       ---------------      -------------   -------------
         4,152,490                  $8.82(1)        $36,625,962    $ 7,325.19
           775,750                  $5.62(2)        $ 4,360,015    $   872.00
        -----------                  --------     -------------   -------------

           Total                                    $40,985,977     $8,197.19
                                                   ============   =============

      (1) It is estimated that per share cash to be paid in the cash-out merger will range from $8.80 to $8.90 per share. For purposes of filing this Preliminary Proxy Statement only, it is estimated that the per share cash out price to be paid in the Merger will be $8.82 for each of the 4,152,490 shares issued and outstanding at the closing of the Merger.

      (2) These shares are issuable on a cashless basis pursuant to options granted under Stock Option Agreements, Stock Option Plans and Warrant Agreements. The exercise price for these options range from $2.50 to $5.52 per share. The options granted in such Stock Option Agreements will be fully vested at the closing of the Merger. The Agreement and Plan of Merger ("Merger Agreement") provides that the holders of these options will be paid the difference between the per share Initial Merger Consideration (as defined in the Merger Agreement) payable at the closing of the Merger and the per share purchase price payable for each of these shares under the Stock Option Agreements. For purposes of filing this Preliminary Proxy Statement only, it is estimated that the per share Merger Consideration will be $8.82. In such event, the per share cash amount to be paid for each of these shares will be $5.62 per share.

      (3) Proposed maximum aggregate value of the transaction is currently estimated to be approximately $41,000,000 as calculated in the above-set forth table.

      (4)  Total fee paid: $9,000.00 (wired to Mellon Bank, N.A. on March 22,
      2001).

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         INTERWEST HOME MEDICAL, INC.
                              203 East 6100 South
                           Salt Lake City, UT 84107
                               ----------------

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 21, 2001

To the Shareholders of Interwest Home Medical, Inc.:

         This is a notice that a Special Meeting of Shareholders of Interwest Home Medical, Inc., a Utah corporation ("Interwest"), will be held on May 21, 2001 at 10:00 a.m., local time, at the Crystal Inn, 818 East Winchester Street (6600 South), Murray, UT 84107. The purpose of the Special Meeting is for you to:

         1. Consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger dated as of March 5, 2001 (the "Merger Agreement") by and among (i) Praxair Distribution, Inc., a Delaware corporation ("PDI"), (ii) Praxair Healthcare Acquisition Corporation, a Delaware corporation, and a wholly-owned subsidiary of PDI ("PHAC") and (iii) Interwest. PDI is a wholly-owned subsidiary of Praxair, Inc. ("Praxair"). Pursuant to the Merger Agreement, PDI will acquire all of Interwest's outstanding stock for cash through the merger of PHAC with and into Interwest, with Interwest as the surviving corporation ("the Merger").

         The Merger Agreement provides, among other things, that if the Merger Agreement is approved and the Merger becomes effective, PDI will pay a cash purchase price of approximately $42,050,000 (subject to certain adjustments) for all of the outstanding shares of Interwest. Stock options will vest as a result of the Merger and holders of options who exercise such options to purchase shares prior to the completion of the Merger will be entitled to receive the per share Merger Consideration for their shares in the same manner as all other shareholders of Interwest. All options not exercised prior to the completion of the Merger, will be exercised on a cashless basis resulting in cash payments to option holders from the Merger Consideration. Upon consummation of the Merger, Interwest will be owned by PDI. The amount of cash per share that the holders of Interwest's common stock will be entitled to receive at the time of the closing of the Merger has not yet been determined but we currently estimate that it will range from $8.80 to $8.90 per share.

         The Merger Proposal and the Merger Agreement are further described in the accompanying Proxy Statement. A copy of the Merger Agreement is attached as Appendix A to, and is described in, the accompanying Proxy Statement.

         2. Consider and act upon any other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

      Interwest's Board of Directors has determined that only holders of shares of Interwest's common stock at the close of business on April 18, 2001, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. A form of proxy and a Proxy Statement containing more detailed information with respect to the Merger Proposal accompany and form a part of this Notice.

You are cordially invited to attend the Special Meeting. Whether or not you are able to attend the Special Meeting, please vote, sign, date and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. You can revoke your proxy at any time before the Special Meeting by sending a written notice revoking the proxy or a substituted proxy to the Secretary of Interwest, or by attending the Special Meeting and voting in person. Please do not send in any share certificates at this time.

THE MERGER PROPOSAL HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER PROPOSAL OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      In deciding whether to vote your shares in favor of the Merger, please be advised that a cash payment at the completion of the Merger estimated to range from $8.80 to $8.90 per share is the only consideration which may be received by shareholders.

         You have the right to dissent from the Merger Proposal and to receive payment of the "fair value" of your shares. To do so, you must comply with the procedures set forth in Part 13 (Sections 16-10a-1031, et seq) of the Utah Revised Business Corporations Act. See "Rights of Dissenting Shareholders" in the Proxy Statement that accompanies this notice and the full text of Part 13 of the Utah Revised Business Corporations Act, which is attached as Appendix C and is described in the accompanying Proxy Statement.

      The Board of Directors of Interwest, by a unanimous vote, has determined that the Merger Proposal, and the transactions contemplated by the Merger Agreement, are in the best interests of Interwest and its shareholders. The Board of Directors of Interwest recommends that you vote in favor of the Merger Proposal.

                                    By order of the Board of Directors,

                                    /s/ James E. Robinson

                                    James E. Robinson
                                    Chairman, President and CEO

Salt Lake City, Utah
April 20, 2001

                               TABLE OF CONTENTS
                                                                          Page
QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL..............................1

SUMMARY......................................................................7

SELECTED CONSOLIDATED FINANCIAL DATA......................................  14

THE SPECIAL MEETING ........................................................16

BACKGROUND INFORMATION AND RECOMMENDATION ..................................19
      Background of the Merger .............................................19
      Interwest's Reasons for the Merger ...................................21
      Reccomendation of the Interwest Board.................................22
      Opinion of Financial Advisor to Interwest.............................22
      Interests of Certain Persons in the Merger ...........................28
      Certain Effects of the Merger.........................................29
      Conduct of Interwest's Business after the Merger .....................30

THE MERGER..................................................................30
      General Description...................................................30
      Merger Consideration..................................................30

CERTAIN TERMS OF THE MERGER AGREEMENT.......................................32
      Effective Time of Merger..............................................32
      Surrender and Exchange of Stock Certificates..........................32
      Representation and Warranties.........................................33
      Conduct of Business Prior to Record Date..............................34
      No Solicitation.......................................................35
      Conditions to Closing.................................................37
      Termination...........................................................38
      Remedies and Termination Fee..........................................39
      Employee Matters......................................................39
      Amendment.............................................................40
      Certain Federal Income Tax Consequences...............................40
      Anticipated Accounting Treatment......................................41
      Regulatory Approvals..................................................41

LITIGATION RELATING TO MERGER PROPOSALS.....................................41

ESTIMATED FEES AND EXPENSES OF MERGER.......................................41

RIGHTS OF DISSENTING SHAREHOLDERS...........................................42


PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF

MANAGEMENT AND OTHERS.......................................................43

CERTAIN INFORMATION CONCERNING INTERWEST....................................46

CERTAIN INFORMATION CONCERNING PRAXAIR......................................48

DIRECTORS AND EXECUTIVE OFFICERS OF INTERWEST...............................49

INDEPENDENT AUDITORS........................................................51

SHAREHOLDER PROPOSALS.......................................................51

OTHER MATTERS...............................................................51

WHERE YOU CAN FIND MORE INFORMATION.........................................51

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................52

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATMENTS....................53

FINANCIAL STATEMENTS OF INTERWEST...........................................55

Appendices:
A.   Agreement and Plan of Merger
B.   Opinion of Ewing Monroe Bemiss & Co.
C.   Part 13 of the Utah Revised Business Corporations Act

Form of Interwest's Proxy


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                         INFORMATION ABOUT DEFINITIONS

     Due to the complexity of some of the terms of Merger, certain definitions relating to the concepts and terms of the Merger Proposal are used throughout the Proxy Statement to assist you in reading this Proxy Statement. (See Page 12)

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



                         INTERWEST HOME MEDICAL, INC.

                                PROXY STATEMENT
                    For the Special Meeting of Shareholders

                          To Be Held On May 21, 2001

      This Proxy Statement is dated April 19, 2001, and is first being mailed to Interwest Shareholders on or about April 20, 2001.

                QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL

Q:   WHAT IS THE PROPOSAL THAT WILL BE DISCUSSED AND VOTED UPON AT THE MEETING?

A: The Board of Directors of Interwest is presenting a proposal to Interwest's shareholders to approve the sale of Interwest to Praxair Distribution, Inc. ("PDI") for cash. Interwest, PDI and Praxair Healthcare Acquisition Corporation, a Delaware corporation, and a wholly- owned subsidiary of PDI ("PHAC"), have entered into an Agreement and Plan of Merger dated March 5, 2001 ("Merger Agreement") (a copy of which is attached to this Proxy Statement as Appendix A) to accomplish the sale. PDI is a wholly-owned subsidiary of Praxair, Inc. ("Praxair"). The Merger Agreement provides that PDI will make a cash payment of $42,050,000, subject to certain adjustments (the "Merger Consideration") for all of the outstanding shares of Interwest.

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: The transaction will be structured as a merger. In the Merger, PHAC will be merged with and into Interwest. Interwest will be the surviving corporation and will be owned by PDI. If you are a shareholder of Interwest at the time of the Merger, you will be given the right to convert your shares of Interwest common stock into the right to receive the Merger Consideration unless you exercise and perfect your dissenters' appraisal rights. See "Rights of Dissenting Shareholders" on pages 42 through 43.

Q:   WHAT WILL I RECEIVE AS A RESULT OF THE MERGER?

A: As a result of the Merger, each of your shares of Interwest common stock will automatically be converted into the right to receive a cash payment from PDI unless you exercise your dissenting shareholder rights. PDI will acquire all of the outstanding shares of Interwest from Interwest's shareholders for $42,050,000 (subject to certain adjustments).

      The exact amount of Merger Consideration to be paid for each share of Interwest common stock has not been finalized because certain transactions and events that may affect the total cash which will be distributed to Interwest shareholders, have not been completed. It is currently estimated that the Merger Consideration price to be paid for each share of Interwest common stock at the closing of the Merger will range from $8.80 to $8.90.

Q:   HOW DID THE MERGER PROPOSAL COME ABOUT?

A: Because of historically low trading prices and limited liquidity for Interwest's common stock, the Board of Directors determined that it would be in the best interests of Interwest's shareholders to consider alternatives for attempting to maximize shareholders' value. As a result of such determination, Interwest retained the investment banking firm of Ewing Monroe Bemiss & Co. ("EMB&Co.") to assist the Board of Directors in considering alternative strategies. After review of Interwest's operations, EMB&Co. presented a plan to the Board of Directors pursuant to which PDI would be contacted to consider acquiring Interwest. After several meetings, negotiations, contract preparation, and the completion of due diligence by PDI and PHAC and Interwest Board approval, Interwest, PDI and PHAC entered into the Merger Agreement. EMB&Co. has issued an opinion to the Interwest Board of Directors to the effect that, as of the date of the opinion and based on the subject to the matters described therein, the Merger Consideration is fair to Interwest shareholders from a financial point of view. The full text of the written opinion of EMB&Co., dated March 23, 2001, is attached to this Proxy Statement as Appendix B.

      The Board of Directors has unanimously approved and adopted the Merger Agreement and the Board recommends voting for the approval and adoption of the Merger Agreement and the Merger Proposal.

Q:   WHAT WILL HAPPEN IF THE MERGER PROPOSAL IS APPROVED AND COMPLETED?

A: If the Merger is approved and thereafter completed, PDI will acquire all of the outstanding shares of Interwest for the Merger Consideration.

Q:   WHAT WILL HAPPEN IF THE MERGER PROPOSAL IS NOT CONSUMMATED?

A: If the Merger Agreement is terminated and the Merger is not completed, Interwest's Board of Directors will consider alternative strategies which may include continuing to operate Interwest or pursuing other strategic alternatives, including the possible sale of Interwest to another buyer. Depending upon the reasons for the termination of the Merger, Interwest may be required to pay a termination fee to PDI. As of the date of this Proxy Statement, the Interwest Board of Directors has not adopted any course of action that may be taken if the Merger is not consumated.

Q:   HOW WILL THE MERGER BE STRUCTURED?

A: PHAC is a recently formed subsidiary of PDI which was created to enter into the Merger Agreement and to complete the Merger. In the Merger, PHAC will be merged with and into Interwest, with Interwest being the surviving corporation. As a result of the Merger,

      Interwest will become a wholly-owned subsidiary of PDI. In the Merger, each of your shares of Interwest common stock will automatically be converted into the right to receive the Merger Consideration, unless you exercise your dissenting shareholders' rights. After the Merger, Interwest will be owned by PDI, you will no longer own stock or other securities of Interwest (e.g., options) in Interwest, and therefore will not participate in Interwest's future earnings. You will not receive any securities or other interests in Praxair, PDI or PHAC as a result of the Merger. You will have the right to receive the Merger Consideration for each share you hold (other than shares for which you exercise dissenting shareholders rights). To review the structure of the Merger in greater detail, see "The Merger" and "Certain Terms of the Merger Agreement" on pages 32 through 41 of this Proxy Statement and the Merger Agreement itself which has been included with this Proxy Statement as Appendix A.

Q:   WHY IS THE  BOARD OF  DIRECTORS  RECOMMENDING  THAT I VOTE  FOR THE  MERGER
     PROPOSAL?

A: In the opinion of the Board of Directors, the terms and provisions of the Merger Agreement with PDI and PHAC are fair to, and in the best interests of, Interwest and Interwest's shareholders, and the Board of Directors has accordingly unanimously approved the Merger Proposal and the Merger Agreement. In reaching its opinion, the Board of Directors considered a number of factors which are set forth in "Interwest's Reasons for the Merger" and "Recommendation of the Interwest Board" on pages 21 through 22 of this Proxy Statement. All of the officers and directors of Interwest, who together hold or are entitled to vote approximately 42% of Interwest's outstanding common stock, have informed Interwest that they intend to vote the common shares beneficially owned by them in favor of the Merger Proposal and the Merger Agreement. To review the background and reasons for the Merger in greater detail, see "Background Information and Recommendation" on pages 19 through 29 of this Proxy Statement.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Interwest, PDI and PHAC are working to complete the Merger during the month of May, 2001. However, we cannot assure you as to when or if the Merger will occur.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: Your receipt of the Merger Consideration will be a taxable transaction for federal income tax purposes. To review a brief summary of the federal income tax consequences to you in greater detail, see pages 40 through 41 of this Proxy Statement. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Q:   WHAT DO I NEED TO DO NOW?

A: Simply indicate on your proxy card how you want to vote, then sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Interwest common stock entitled to vote on the Merger Proposal.

Q:   WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the Merger Proposal.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: Interwest does not expect that any other matters will be voted upon at the Special Meeting.

Q:   MAY I VOTE IN PERSON?

A: Yes. You may attend the Special Meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in "Voting and Revocation of Proxies" on page 18. Before your proxy is voted, you may submit a new proxy or you may attend the Special Meeting and vote in person.

Q:   WHAT ARE MY RIGHTS IF I DISSENT FROM THE MERGER?

A: Dissenting shareholders are entitled to appraisal rights under Utah corporate law requiring Interwest to purchase the shares of dissenting shareholders for their appraised value as determined under Part 13 of the Utah Revised Business Corporations Act. See "Rights of Dissenting Shareholders" on pages 42 through 44 of this Proxy Statement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the Merger Proposal.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed you will be sent written instructions for exchanging your Interwest common stock certificates for the cash to be paid to you in the Merger.

Q:   IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Interwest that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Interwest with the SEC. This means that Interwest may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Where You Can Find More Information" on page 51 for a list of documents that Interwest has incorporated by reference into this Proxy Statement and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:   WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the later filed document. Information in this Proxy Statement may update information contained in one or more of the Interwest documents incorporated by reference. Similarly, information in documents that Interwest may file after the date of this Proxy Statement may update information contained in this Proxy Statement or information contained in previously filed documents.

Q:   WHAT IS THE EFFECT OF THE MERGER ON STOCK OPTIONS?

A: Stock options will vest as a result of the Merger and holders of options who exercise such options to purchase shares prior to the effective time of the Merger will be entitled to receive the per share Merger Consideration for their shares in the same manner as all other shareholders of Interwest. All options not exercised prior to the completion of the Merger will be exercised on a cashless basis resulting in cash payments to option holders from the Merger Consideration.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A:   If you have additional questions about the Merger, you should contact:

            James E. Robinson
            Chairman, President and CEO
            Interwest Home Medical, Inc.
            203 East 6100 South
            Salt Lake City, UT 84107
            (801) 261-5100
            Fax: (801) 266-5319

                                    SUMMARY

This Summary Highlights Selected Information from this Document and May Not Contain All of the Information That Is Important to You. For a More Complete Understanding of the Merger Proposal and for a More Complete Description of the Legal Terms of the Merger Proposal, You Should Carefully Read this Entire Document, the Other Available Information Referred to in "Where You Can Find More Information" on Page 51 and the Merger Agreement Itself Attached as Appendix A to this Proxy Statement.

Overview

      Interwest is furnishing this Proxy Statement to allow its shareholders to consider and vote on a proposal to approve and adopt the Merger Proposal and the Merger Agreement.

The Companies

      Interwest Home Medical, Inc. and its subsidiaries provide a diversified range of home health care services and products. Interwest now conducts its business from twenty-five (25) locations in the States of Utah, Colorado, Idaho, Arizona, Nevada, California and Alaska and serves over 23,000 customers. Interwest divides its products and services into two general categories: (1) home oxygen, and (2) respiratory care services and home medical equipment and supplies. Interwest provides a wide variety of home medical equipment including items such as hospital beds, manual and powered wheelchairs, custom fitted and adaptive wheelchairs, patient lifts, commodes, bathroom aids and safety equipment, powered scooters, walkers, canes, and other home medical supplies. The principal offices of Interwest are located at 203 East 6100 South, Salt Lake City, Utah 84107 and the telephone number is (801)261-5100.

       For additional information about Interwest, see "Certain Information Concerning Interwest" on pages 46 through 48 of this Proxy Statement.

      PHAC, a wholly-owed subsidiary of PDI, was created solely to enter into the Merger Agreement and will merge with and into Interwest in the Merger and will not exist after the consummation of the Merger. The surviving corporation in the Merger will be a wholly-owned subsidiary of PDI. PDI sells and distributes in cylinders and in small bulk quantities industrial, medical and specialty gases and related products and services. PDI also operates cylinder fill plants and several hundred retail outlets for its products. PDI is a wholly-owed subsidiary of Praxair. Through its healthcare business unit, it provides hospitals with one-stop shopping for medical gases, and related equipment and services. It also provides the homecare market with respiratory gases (primarily medical oxygen), and related equipment and in-home services. The principal offices of PDI and PHAC are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 and the telephone number is (203) 837-2000. For additional information about PDI and PHAC, see "Certain Information Concerning Praxair" on page 48 of this Proxy Statement.

The Special Meeting (see page 16)

     The Special Meeting will be held on May 21, 2001, at 10:00 a.m., local time, at the Crustal Inn, 818 East Winchester Street (6600 South), Murray, Utah. At the Special Meeting, you will be asked to consider and vote upon the Merger Proposal and to approve and adopt the Merger Agreement. The Merger will occur only if the holders of a majority of the outstanding shares of Interwest common stock approve the Merger and all other requirements of the Merger Agreement are satisfied or waived.

Record Date (see page 17)

     Holders of record of Interwest common stock at the close of business on April 18, 2001 are entitled to notice of and to vote at the Special Meeting. As of that date, there were 4,152,490 shares of Interwest common stock issued and outstanding held by approximately 762 holders of record. If you held Interwest common stock on the record date, you are entitled to one vote per share on any matter that may properly come before the Special Meeting.

Voting Procedures (see page 17)

     Approval of the Merger Proposal and the Merger Agreement by the Interwest common shareholders will require the affirmative vote of the holders of a majority of the outstanding shares of Interwest common stock. You can vote your shares by attending the Special Meeting and voting in person or by mailing the enclosed proxy card.

Recommendations (see page 22)

      The Board of Directors has unanimously determined that the Merger Agreement and the Merger Proposal are advisable and fair to you and in your best interest. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER PROPOSAL. You also should refer to the considerations and reasons the Board of Directors considered in determining whether to approve and adopt the Merger Agreement beginning on pages 19 through 30.

Regulatory Approvals

      No federal or state approvals must be obtained in connection with the Merger, other than filing of Certificates of Merger with the Secretary of State of Delaware and Articles of Merger with the Division of Corporations, Department of Commerce of the State of Utah which will be made as soon as practicable after the closing date.

Opinion of Interwest's Financial Advisor (see page 22)

      The Interwest Board of Directors has received the opinion dated March 23, 2001, of Interwest's financial advisor, Ewing Monroe Bemiss & Co. ("EMB&Co."), to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the Merger Consideration was fair, from a financial point of view, to Interwest's shareholders. The full text of the written opinion of EMB&Co., dated March 23, 2001, is attached to this Proxy Statement as

Appendix B. You should read it completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by EMB&Co. in providing this opinion. The opinion of EMB&Co. is directed to the Interwest Board of Directors and does not constitute a recommendation to you as to how you should vote with respect to any matters relating to the Merger Proposal.

Terms of the Merger Agreement (see page 32)

      The Merger Agreement is attached to this Proxy Statement as Appendix A. You should read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

      General.  The Merger  Agreement  provides  that PHAC (a subsidiary of PDI)
will be merged  with and into  Interwest,  with  Interwest  being the  surviving corporation. As an Interwest shareholder, each of your shares of Interwest common stock will automatically be converted into the right to receive the Merger Consideration, unless you exercise your dissenting shareholder rights. We currently estimate that the cash payable at the time of the closing of the Merger will range from $8.80 to $8.90 per share for each outstanding share of Interwest common stock. You must surrender your Interwest stock certificates in order to receive any cash payment. The Bank of New York will be the "Disbursement Agent" in connection with the distribution of the Merger Consideration. The Disbursement Agent will send you written instructions for surrendering your certificates after we have completed the Merger. For more information on how this exchange procedure works, see "Certain Terms of the Merger Agreement--Surrender and Exchange of Stock Certificates" on page 32 of this Proxy Statement.

      Shares of Interwest are quoted on the NASDAQ Small Cap Market. On March 2, 2001, which was the last trading day before we announced the Merger, Interwest common stock closed at $5.375 per share.

      If the conditions to completion of the Merger are satisfied or waived, the Merger will occur without further shareholder approval even if the Merger Consideration per share at the time of closing is below the estimated range.

      Taxable Transaction For Interwest Shareholders. For United States federal income tax purposes, your exchange of shares of Interwest common stock for the Merger Consideration pursuant to the Merger Agreement generally will cause you to recognize a gain measured by the excess, if any, of the cash you receive in the Merger over the tax basis in your shares of Interwest common stock. To review the federal income tax consequences in greater detail, see "The Merger Certain Federal Income Tax Consequences" on pages 40 through 41 of this Proxy Statement. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger that are particular to you.

      Conditions to the Merger. Completion of the Merger depends upon the satisfaction or waiver of a number of conditions, including, but not limited to the following:

o the continued accuracy of each party's representations and warranties and the fulfillment of each party's promises contained in the Merger Agreement;

o the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Interwest common stock;

o the absence of any order or regulation of any court or governmental entity preventing or prohibiting the Merger; and

o    the receipt of any necessary governmental and other consents and approvals.

      Where the law permits, Interwest, PDI and PHAC could decide to complete the Merger even though one or more of these conditions has not been met. Even if the shareholders approve the Merger, there can be no assurance that the Merger will be consummated or that it will be consummated with the Merger Consideration per share within the estimated ranges.

      Amending The Terms of The Merger. Interwest, PDI and PHAC can agree to amend the Merger Agreement, and each can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows.

     Termination. Either Interwest, PDI or PHAC may terminate the Merger Agreement under certain circumstances, including but not limited to, under the following circumstances:

o    if the Merger has not been completed by July 1, 2001;

o if Interwest fails to obtain the required shareholder approval of the Merger; or

o if any court in the United States or other governmental entity has issued a final and non-appealable order or other action that in any way prohibits the Merger.

         The Merger Agreement can be terminated under other circumstances which are described "Certain Terms of the Merger Agreement - Termination" on pages 38 and 39.

     Termination Fees. Interwest will be required to pay PDI a termination fee if, among other things, any of the following occur:

o the Merger Agreement is terminated by PDI in specific circumstances involving Interwest entering into a sale or merger transaction with a third party;

o the Merger Agreement is terminated by Interwest because in the good faith judgment of the Board, as advised by outside counsel, the Board determines that termination is required because of a third party's acquisition proposal; or

o the Merger Agreement is terminated by PDI because of a breach of any of the representations, warranties or covenants of Interwest.

Accounting Treatment

      The Merger will be accounted for by PDI as a "purchase" for accounting purposes.

Interests That Differ from Your Interests (see page 28)

      Some of Interwest's directors, officers and employees have interests in the Merger Proposal that differ from or are in addition to your interests as shareholders in Interwest. The members of the Interwest Board of Directors knew about these different or additional interests, and considered them when they approved the Merger Agreement. These include the vesting of stock options as a result of the Merger.

Dissenters' Appraisal Rights (see page 42)

         If you do not vote in favor of the proposal to approve and adopt the Merger Agreement and you comply strictly with the applicable provisions of Part 13 of the Utah Revised Business Corporations Act, you have the right to dissent and be paid cash for the "fair value" of your shares of Interwest common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger. This payment may be more than, the same as, or less than the Merger Consideration. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. The applicable provisions of Part 13 of the Utah Revised Business Corporations Act are attached to this Proxy Statement as Appendix C.

Forward-Looking Statements May Prove Inaccurate

      This Proxy Statement including information incorporated by reference into this document, may contain forward-looking statements about Interwest. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Cautionary Statement Regarding Forward-Looking Statements" on page 53.

Historical Market Information

      Interwest's common stock has been quoted on the NASDAQ Small Cap Market under the Symbol "IWHM". The information contained in the following table was obtained by Interwest's management from NASDAQ and from a broker-dealer and shows the range of representative bid prices for Interwest's common stock for the periods indicated. The following represents quotations between dealers, prices without retail mark up, mark-down or commission and may not necessarily represent actual transactions:

                                   Bid Price

            2001(1)                        High        Low
            --------------                -----       -----
            First Quarter                 $8.50       $3.12

            2000(1)                        High        Low
            --------------                -----       -----
            Fourth Quarter                $4.25       $2.87
            Third Quarter                 $7.00       $3.56
            Second Quarter                $7.12       $3.62
            First Quarter                 $4.47       $3.00

            1999(1)                        High        Low
            --------------                -----       -----
            Fourth Quarter                $3.50       $2.50
            Third Quarter                 $3.75       $2.50
            Second Quarter                $3.50       $2.50
            First Quarter                 $5.00       $2.50

            (1) Calendar  Quarters.

      On March 2, 2001, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Interwest common stock as reported on the NASDAQ Small Cap Market, was $5.375. The range of bid prices on that day was $5.00 to $5.375. On March 5, 2001, Interwest common stock closed at $8.375 per share with a daily range of $5.50 to $9.00. Interwest urges you to obtain current market quotations before making any decision with respect to the Merger.

      Since its inception, Interwest has never declared nor paid any cash dividends on its common stock.

Definitions

      In order to assist you in understanding some of the terms, arrangments and concepts of the Merger Proposal and Merger Agreement, we have used several definitions throughout the Proxy Statement. Some of the definitions used in this Proxy Statement, and the location where such terms and concepts are located, are as follows:



            Term                                Page

            Code                                Page 40
            Disbursement                        Page 8

            EMB & Co.                           Page 8
            Interwest Board                     Page 19
            Merger                              Notice of Special Meeting
            Merger Agreement                    Notice of Special Meeting
            Merger Consideration                Page 1
            Merger Proposal                     Notice of Special Meeting
            PDI                                 Notice of Special Meeting
            PHAC                                Notice of Special Meeting
            Praxair                             Notice of Special Meeting
            Superior Proposal                   Page 35
            Takeover Proposal                   Page 36
            Termination Fee                     Page 39

                   SELECTED CONSOLIDATED FINANCIAL DATA OF
                         INTERWEST HOME MEDICAL, INC.

      The following table presents selected historical financial data of Interwest Home Medical, Inc. (Interwest) derived from Interwest's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of Interwest. Interwest believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

      You should read the following table together with the historical financial information that Interwest has presented in its prior filings with the SEC. Interwest has incorporated this material into this Proxy Statement by reference to those other filings. See "Where You Can Find More Information" on page 48 on how to obtain this information.

                        At or For the Three Months Ended
                                  December 31                         At or For the Year Ended September 30,
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
                              2000           1999          2000          1999            1998            1997          1996
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
Consolidated Statements of Income Data:
Net rental income        $    6,252,000  $  6,046,000  $ 24,189,000  $ 18,229,000  $    14,144,000   $ 10,350,000  $ 8,603,000
Net sales                     4,315,000     4,606,000    19,114,000    15,033,000       14,492,000     14,495,000   13,823,000
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
Total Revenues               10,567,000    10,652,000    43,303,000    33,262,000       28,636,000     24,845,000   22,426,000
Cost of sales and rentals     3,217,000     3,554,000    13,897,000    11,684,000       10,582,000      9,965,000    9,259,000
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
Gross profit                  7,350,000     7,098,000    29,406,000    21,578,000       18,054,000     14,880,000   13,167,000

Selling, general and          4,385,000     4,183,000    17,818,000    14,571,000       12,253,000     11,136,000 $ 10,464,000
administrative expenses
Bad debt expense                809,000       716,000     5,014,000     1,170,000          958,000        505,000      417,000
Depreciation and amortization   954,000       814,000     3,464,000     2,555,000        2,042,000      1,496,000    1,060,000
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
Income from operations        1,202,000     1,385,000     3,110,000     3,282,000        2,801,000      1,743,000    1,226,000

Other income (expense)                -             -        79,000       126,000                -      (234,000)            -
Interest income                  15,000        41,000       161,000       243,000          206,000        101,000       86,000
Interest expense               (380,000)     (338,000)   (1,367,000)     (991,000)      (1,046,000)      (880,000)    (615,000)
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
Income before taxes             837,000     1,088,000     1,983,000     2,660,000        1,961,000        730,000      697,000
Income tax expense             (267,000)     (348,000)     (550,000)     (799,000)        (535,000)       (73,000)    (102,000)
                         --------------- ------------- ------------- ------------- ---------------- -------------- ------------
Net income               $      570,000   $   740,000   $ 1,433,000   $ 1,861,000   $    1,426,000    $   657,000   $  595,000
                         =============== ============= ============= ============= ================ ============== ============
Earnings Per Share:
Basic                    $         0.14  $       0.18   $      0.35   $      0.45   $         0.35   $       0.17   $     0.16
Fully-diluted            $         0.14  $       0.18   $      0.34   $      0.45   $         0.35   $       0.17   $     0.16
Shares on which earnings per
share were based:
Basic                    $    4,105,000  $  4,089,000   $ 4,094,000   $ 4,136,000   $    4,074,000   $  4,074,000   $3,749,000
Diluted                  $    4,181,000  $  4,089,000   $ 4,252,000   $ 4,090,000   $    4,085,000   $  4,074,000   $3,749,000
Consolidated Balance Sheet Data:
Total assets             $   35,627,000  $ 33,306,000   $33,711,000   $32,340,000   $   28,381,000   $ 22,541,000  $18,200,000
Working capital          $   12,669,000  $ 11,967,000   $12,774,000   $ 9,504,000   $    2,613,000   $  2,645,000  $ 2,337,000
Long-term debt           $   15,883,000  $ 14,578,000   $15,499,000   $13,273,000   $    5,674,000   $  4,848,000  $ 3,742,000
Stockholders Equity      $   13,316,000  $ 11,933,000   $12,746,000   $11,193,000   $    9,332,000   $  7,846,000  $ 6,475,000


                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

      The Special Meeting will be held on May 21, 2001 at 10:00 a.m., local time at the Crystal Inn, 818 East Winchester Street (6600 South), Murray, Utah.

Matters to Be Considered at the Special Meeting

      The purpose of the Special Meeting is for the shareholders of Interwest to consider and vote upon a proposal to approve and adopt the Merger Proposal and the Merger Agreement dated as of March 5, 2001, by and among PDI, PHAC and Interwest. Pursuant to the Merger Agreement, PDI will acquire all of Interwest's outstanding stock for cash through the merger of PHAC with and into Interwest, with Interwest as the surviving corporation of the Merger. The Merger Agreement provides, among other things, that if the Merger Agreement is approved and the Merger becomes effective, PDI will pay a cash purchase price of $42,050,000 (subject to certain adjustments), for all of the outstanding shares of Interwest. Stock options will vest as a result of the Merger and holders of options who exercise such options to purchase shares prior to the effective time of the Merger will be entitled to receive the per share Merger Consideration for their shares in the same manner as all other shareholders of Interwest. Upon consummation of the Merger, Interwest will be owned by PDI.

      The amount of Merger Consideration per share that the holders of Interwest's common stock will be entitled to receive at the time of the closing of the Merger has not yet been determined but we currently estimate that it will range from $8.80 to $8.90. There can be no assurance that the Merger will be consummated or that the Merger Consideration per share will be within the estimated range.

      The Board has determined that the Merger Proposal is advisable and is fair to, and in the best interests of, Interwest and the shareholders of Interwest and has unanimously approved and adopted the Merger Agreement. The Board of Directors unanimously recommends that the shareholders of Interwest vote FOR approval and adoption of the Merger Proposal and the related Merger Agreement.

Proxy Solicitation

      The Board of Directors is soliciting your proxy pursuant to this Proxy Statement. All expenses incurred in connection with solicitation of the enclosed proxy will be deducted from the proceeds otherwise distributable to the Converting Shareholders as a result of the Merger. Officers, directors and regular employees of Interwest may solicit proxies in person or by telephone. They will receive no additional compensation for their services. Interwest has requested brokers and nominees who hold stock in Interwest in their names to furnish this Proxy Statement to their customers and Interwest will reimburse these brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 20, 2001.

Record Date and Quorum Requirement

         The Interwest common stock is the only outstanding voting security of Interwest. The Board of Directors has fixed the close of business on April 18, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. If you hold Interwest common stock at the close of business on the record date, you will be entitled to one vote for each share you hold on each matter submitted to a vote of shareholders. At the close of business on the record date, there were 4,152,490 shares of Interwest common stock issued and outstanding held by approximately 762 holders of record.

      The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Voting Procedures

         Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Interwest common stock entitled to vote at the Special Meeting. If you fail to vote, or vote to abstain, it will have the same legal effect as a vote cast against approval of the Merger. Your broker and, in many cases, your nominee will not have discretionary power to vote on the Merger Proposal to be voted upon at the Special Meeting. Accordingly, you should instruct your broker or nominee how to vote. A broker non-vote will have the same effect as a vote against the Merger Proposal.

      If there are insufficient votes to approve the Merger Proposal at the Special Meeting, your proxy may be voted to adjourn the Special Meeting in order to solicit additional proxies in favor of approval of the Merger Proposal. If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Special Meeting unless you withdraw or revoke your proxy. Your proxy may be voted this way even though it may have been voted on the same or any other matter at a previous Meeting.

      Under Utah law, if you do not vote in favor of the Merger Proposal and comply with certain notice requirements and other procedures, you will have the right to dissent and to be paid cash for the "fair value" of your shares as finally determined under such procedures, which will exclude any element of value arising from the accomplishment or expectation of the Merger. This payment may be more than, the same as, or less than the consideration to be received by other shareholders of Interwest under the terms of the Merger Proposal. If you fail to follow such procedures precisely, you may lose your appraisal rights. See "Rights of Dissenting Shareholders" on Page 40 of this Proxy Statement.

Voting and Revocation of Proxies

      You may revoke your proxy at any time before it is exercised by (i) filing with the Secretary of Interwest an instrument revoking it, (ii) submitting a properly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all of your shares represented by a properly executed proxy received by the Secretary of Interwest will be voted in accordance with your instructions, and if no instructions are indicated, will be voted to approve and adopt the Merger Agreement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      Your shares will be voted by proxy at the Special Meeting if your proxy card is properly signed, dated and received by the Secretary of Interwest prior to the Special Meeting.

Effective Time of the Merger and Payment for Shares

      The effective time of the Merger will be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Division of Corporations, Department of Commerce of the State of Utah. This is currently expected to occur as soon as practicable after the Special Meeting, subject to approval and adoption of the Merger Agreement at the Special Meeting and satisfaction or waiver of the other terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of Interwest common stock certificates, together with a letter of transmittal, will be forwarded to you by the Disbursement Agent promptly after the effective time. You should not submit your certificates to the Disbursement Agent until you have received these materials. The Disbursement Agent will send you payment of the Merger Consideration as promptly as practicable following receipt by the Disbursement Agent of your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates.

Other Matters to Be Considered

      The Board of Directors is not aware of any other matter that will be brought before the Special Meeting. If, however, other matters are presented, your proxy will be voted in the discretion of the holder of your proxy.

                   BACKGROUND INFORMATION AND RECOMMENDATION

Background of the Merger

      The terms and conditions of the Merger Agreement are the result of arm's length negotiations between the representatives of PDI and PHAC and the representatives of Interwest. A summary of the background of these negotiations is set forth below.

      On May 1, 2000, Michael J. Weber and Samuel M. Bemiss, Managing Directors of Ewing Monroe Bemiss & Co. ("EMB&Co."), attended a meeting of the Board of Directors of Interwest and presented a variety of strategic options available to Interwest, ranging from accelerating the growth of Interwest through a more aggressive program of acquisitions to the possibility of a sale or merger of Interwest.

      As of June 1, 2000, Interwest retained EMB & Co. as financial advisor to assist it in a more detailed analysis of the strategic alternatives that might be available to Interwest. On June 7, 2000, EMB&Co. conducted on-site due diligence, including interviews with the senior management of Interwest. On June 22, 2000, Messrs. Weber and Bemiss met again with the Interwest Board of Directors ("Interwest Board") to discuss refinements in their analysis of the advantages and disadvantages associated with various strategic options available to Interwest. At this meeting, the Interwest Board concluded that, given certain active acquisition discussions and contract negotiations, Interwest's interests would best be served by waiting until the end of the year to pursue any major new strategic initiative.

      On December 4, 2000, Messrs. Weber and Bemiss met with the Interwest Board and presented their recommendation that shareholder value could best be maximized through a sale or merger of Interwest. The Directors and senior managers of Interwest had detailed discussions concerning the merits and disadvantages of business combinations involving a number of potential merger partners, and concerning the risks inherent in the process of seeking a business combination. Mr. Robinson noted that Praxair and its affiliates had on several prior occasions expressed an interest in Interwest. The management group emphasized its concern that Interwest's business might be vulnerable to a protracted, public process and urged, therefore, that a quick and confidential process would be desirable from the standpoint of sustaining the franchise. They pointed out, further, that a broad dissemination of detailed information on Interwest's business could dilute the value of the opportunity to the ultimate merger partner.

      Based on this discussion, Messrs. Weber and Bemiss recommended that Interwest authorize them to pursue a process of approaching, sequentially, a small number of leading strategic targets to explore the possibility of a confidential, negotiated transaction at a fair value. The Interwest Board accepted this recommendation and authorized Messrs. Weber and Bemiss to proceed according to this plan. Based on a number of factors, the Board determined that PDI should be EMB&Co.'s first contact.

      On January 17, 2001, Messrs. Weber and Bemiss met with representatives of PDI, and offered PDI a period of exclusivity during which to determine its interest in acquiring Interwest. Messrs. Weber and Bemiss indicated that if PDI were not able to pay a sufficient price or if PDI would not be able to sign a definitive agreement by an agreed upon date, they would approach other potential buyers.

      On January 23, 2001 Interwest provided PDI an initial draft of the Merger Agreement, and on January 25, 2001, PDI commenced its due diligence of Interwest.

      On February 9, 2001 Messrs. Weber and Bemiss met with representatives of PDI at PDI's offices for a more specific discussion of the terms of a possible merger of Interwest with a subsidiary of PDI. Ultimately, PDI representatives indicated that they were prepared, subject to certain conditions, to propose to the Praxair Board the acquisition of all of Interwest's outstanding common shares for an aggregate price of approximately $43 million, subject to certain adjustments as well as satisfactory completion of final due diligence. Praxair representatives said that a formal proposal from Praxair at this valuation would be conditioned upon: (a) a detailed due diligence investigation, which would include a careful assessment of Interwest's current and potential future financial performance; (b) confidentiality of the negotiations between Interwest and PDI; and (c) the assurances of Interwest and EMB&Co. that Interwest would not solicit other bids.

      On February 12, 2001, Messrs. Weber and Bemiss participated by telephone in a meeting of the Interwest Board. During this call, the Interwest Board and its advisors discussed the fairness of the proposed transaction and weighed the risk of losing the PDI offer against the possible benefits of conducting a competitive auction of Interwest. Interwest's managers expressed their concerns about the sensitivity of the value of the Interwest franchise to a lengthy and broadly publicized sales process. Ultimately, the Interwest Board authorized Messrs. Weber and Bemiss to confirm to PDI its exclusive opportunity to pursue the proposed transaction, but that PDI must use its best efforts to fully negotiate and execute a definitive agreement within an agreed upon time period.

      Throughout the remainder of February, PDI conducted an extensive due diligence investigation of Interwest. Throughout this period, Messrs. Robinson, Bemiss, Weber, and representatives of PDI spoke frequently to negotiate the final terms of the merger, and counsel for Interwest and PDI exchanged drafts of the Merger Agreement.

      On February 21, 2001, the Praxair Board of Directors approved the proposed transaction, subject to management's satisfaction with the final resolution of open due diligence items.

      On February 28, 2001, the Interwest Board, Messrs. Weber and Bemiss, and Interwest counsel A.O. Headman, Jr., Esq. of Cohne, Rappaport & Segal, met by conference call. At this meeting, Interwest's Directors received the oral opinion of EMB&Co. that the terms of the Merger Agreement were fair, from a financial point of view, to the Interwest shareholders; were advised by counsel that the terms of the Merger Agreement were balanced and accurately reflected the agreement among the parties; and received the recommendation of management that the proposed transaction be consummated. The Interwest Board of Directors unanimously approved the proposed transaction.

      Throughout March 1 and March 2, the parties and their respective counsel and Interwest's auditors discussed the remaining due diligence items. On March 2, representatives of PDI notified Mr. Robinson and Mr. Bemiss that its final due diligence revealed increased costs related to a variety of items, including acquisition integration costs related to Interwest's employee benefits programs, the age and condition of the Interwest vehicle fleet and certain potential tax issues. After discussion, a final Merger Consideration Amount of $42,050,000 was agreed between the parties. Therefore, the amount offered by PDI was to be reduced by $1,000,000.

      On March 5, 2001, Interwest, PDI and PHAC executed and delivered the Merger Agreement, which provided for Merger Consideration for outstanding shares of Interwest in the amount of $42,050,000, subject to certain adjustments. As of such date, the PDI and PHAC stockholders and Boards of Directors approved the Merger and the Merger Agreement.

Interwest's Reasons for the Merger

      The Interwest Board believes that the Merger will be beneficial to the shareholders of Interwest for several reasons, including the following:

o The proposed Merger Consideration represented a premium of approximately 113% and 64% over the price of Interwest's stock at the time of Praxair's original offer and at the time the Merger Agreement was signed, respectively;

o The Interwest Board does not believe that the market price of Interwest's stock adequately reflects the value of its business, nor does it believe that the public capital markets represent, currently or in the foreseeable future, a realistic source of funding sufficient to support Interwest in a program of continued aggressive growth. The Interwest Board believes, therefore, that it can maximize shareholder value through the Merger.

      In addition to the factors set forth above, in the course of its deliberations concerning the Merger, the Interwest Board consulted with Interwest's legal and financial advisors as well as its management team and reviewed a number of other factors relevant to the Merger, including:

o Reports from management and legal and financial advisors on specific terms of the Merger Agreement and ancillary agreements;

o The consideration to be paid to Interwest shareholders pursuant to the Merger Agreement as compared to the alternatives that were reasonably available to Interwest;

o The financial presentation by EMB&Co. at the Interwest Board meeting of February 28, 2001, and EMB&Co.'s opinion that, as of that date and based upon and subject to certain matters stated in such opinion, the consideration proposed to be paid pursuant to the Merger Agreement was fair from a financial point of view to the Interwest shareholders.

Recommendation of the Interwest Board

      For the reasons discussed above, the Interwest Board has approved the Merger and the Merger Agreement and has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Interwest shareholders. Accordingly, the Interwest Board has unanimously recommended that the Interwest shareholders vote for approval of the Merger Proposal.

Opinion of Financial Advisor to Interwest

      Interwest retained EMB&Co. to act as its financial advisor in connection with an analysis of strategic alternatives, including a possible sale or merger of Interwest, and to render an opinion as to the fairness of the terms of the Merger Agreement with PDI and PHAC. EMB&Co. was selected by the Interwest Board to act as Interwest's financial advisor based on EMB&Co.'s qualifications, expertise and reputation as well as EMB&Co.'s investment banking relationship and familiarity with Interwest.

      At the meeting of the Interwest Board on February 28, 2001, and subsequent discussions held on March 3, 2001, EMB&Co. rendered and reconfirmed its oral opinion, subsequently confirmed in writing (the "Opinion"), that, as of such dates, based upon and subject to the various considerations set forth in the Opinion, the Merger Consideration pursuant to the Agreement was fair from a financial point of view to Interwest shareholders.

      The full text of the Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by EMB&Co. in rendering the Opinion, is attached as Appendix B to this Proxy Statement. Interwest shareholders are urged to read the Opinion carefully and in its entirety. EMB&Co. did not recommend to Interwest that any specific Merger Consideration constituted the appropriate purchase price for the Merger. The Opinion addresses only the fairness of the Merger Consideration from a financial point of view to the holders of Interwest Common Stock as of the date of the Opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Interwest Shareholders Meeting. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion.

      In rendering the Opinion, EMB&Co., among other things, (i) analyzed certain publicly available financial statements and other information of Interwest and Praxair and its affiliates; (ii) analyzed certain internal financial statements and other financial and operating data concerning Interwest prepared by the management of Interwest; (iii) analyzed certain financial projections relating to Interwest prepared by the management of Interwest; (iv) discussed the past and current operations and financial condition and the prospects of Interwest with senior executives of Interwest; (v) reviewed the reported prices and trading activity for Interwest common stock; (vi) compared the financial performance of Interwest and the prices and trading activity of Interwest common stock with those of certain other publicly-traded companies which EMB&Co. deemed to be comparable and relevant; (vii) reviewed the financial terms, to the extent available, of certain merger and acquisition transactions which EMB&Co. deemed to be relevant; (viii) participated in discussions and negotiations among representatives of EMB&Co. and PDI and their respective financial and legal advisors; (ix) reviewed the Merger Agreement and related ancillary documents; and (x) performed such other analyses and considered such other factors as EMB&Co. deemed appropriate.

      In rendering the Opinion, EMB&Co. assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the Opinion. EMB&Co. assumed that the financial projections provided by Interwest were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Interwest. With respect to the information furnished by Interwest, and with respect to the information discussed with the management of Interwest regarding its views of future operations, EMB&Co. assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments of Interwest's management as to the competitive, operating and regulatory environments and related financial performance of Interwest for the relevant periods. EMB&Co. did not make any independent valuation or appraisal of the assets or liabilities of Interwest, and it was not furnished with any such appraisals. EMB&Co. assumed that the Merger will be accounted for in accordance with generally accepted accounting principles and will be consummated in accordance with the terms set forth in the Merger Agreement. The Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to EMB&Co. as of, the date of the Opinion.

      The following is a summary of the analysis performed by EMB&Co. in preparation of the Opinion, and reviewed with the Interwest Board at a meeting held on February 28, 2001. This analysis was provided to the Board of Directors of Interwest for background information only and was one of the many factors considered by EMB&Co. in rendering its Opinion. No conclusions can be independently drawn from any individual part of the analysis described below.

      EMB&Co.'s comparative evaluations are based on Interwest's equity valuation of $42,050,000, reflecting the cashless exercise of outstanding Interwest options and warrants, and Interwest's enterprise valuation of $59,974,000, based on total debt less cash of $17,924,000 as of December 31, 2000.

      Peer Group Comparison. In connection with the preparation of valuations and fairness opinions, EMB&Co. typically examines available financial characteristics of, and market information concerning, such publicly traded companies as it deems comparable to the business being evaluated. EMB&Co. examined four selected publicly traded companies (listed below) in the home medical equipment / home respiratory therapy ("HME/HRT") sector of the health care industry which EMB&Co. deemed comparable to Interwest's business for purposes of EMB&Co.'s financial analysis.

      EMB&Co. also initially evaluated other health care sectors, such as home nursing providers, medical products distributors and specialty pharmacy providers, but did not include companies from these sectors in its peer group comparison. EMB&Co. excluded these sectors due to their substantially different business characteristics, service and billing and collection requirements and financial profile and performance characteristics.

      The final peer group of comparable companies included:

      American HomePatient (AHOM : OTC)
      Apria Healthcare (AHG : NYSE)
      Lincare Holdings (LNCR : NASDAQ)
      Pediatric Services of America (PSAI : OTC)

      EMB&Co. excluded the multiples of AHOM and PSAI from its final analysis for purposes of calculating implied aggregate equity values for Interwest. American HomePatient was excluded because of its recent financial difficulties, and PSAI was excluded both because its business mix, heavily weighted toward home nursing, is significantly different than that of Interwest, and because it has only recently begun a recovery after a lengthy period of financial weakness.

      Using the remaining public companies, EMB&Co. compared, among other things, enterprise value (or market capitalization plus debt less cash and cash equivalents) as a multiple of (a) latest twelve months ("LTM") revenues, (b) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and
(c) LTM earnings before interest and taxes ("EBIT"). EMB&Co. also compared market value (or fully diluted shares outstanding times closing stock price) as a multiple of (a) LTM net income (loss), (b) estimated fiscal 2001 ("2001E") net income and (c) estimated fiscal 2002 ("2002E") net income. All multiples were based on closing stock prices as of February 26, 2001. Historical results for the comparable companies were based on historical financial information available in public filings of the comparable companies. Earnings per share ("EPS") estimates were based on consensus estimates provided by Zacks Investment Research, Inc. ("Zacks") as of February 26, 2001. Zacks is an information provider that publishes a compilation of estimates of projected financial performance for public companies produced by equity research analysts at leading investment banking firms. The following table sets forth the low, average (of all and of Apria and Lincare only), high and Apria-only multiples indicated by this analysis of the comparable companies as of February 26, 2001.

                                            Multiples
                     ---------------------------------------------------------
                                              Average
                                             (Mean) of
                                  Average    Apria and
                          Low      (Mean)   Lincare Only    High        Apria
                     ---------- ---------- ------------ ----------- ----------
Enterprise Value to:
 LTM Revenues           0.35x      1.90x       3.22x       4.78x       1.65x
 LTM EBITDA             5.09       9.90        9.60        15.32       6.88
 LTM EBIT               12.13      14.18       14.25       16.37       12.13

Market Value to:
 LTM Net Income         23.63x     25.27x     25.27x       26.90x      23.63x
 2001 E Net Income      19.57      20.70       20.70       21.83       19.57
 2002E Net Income       16.27      17.18       17.18       18.09       16.27

      Based on the mean multiples of Apria and Lincare (with the exception of the multiple of LTM revenues for which only Apria's multiple was used) derived from this analysis and Interwest's historical and projected results (excluding the effect of the one-time write-off of accounts receivable by Interwest in fiscal 2000), EMB&Co. calculated a range of implied aggregate equity values for Interwest between $53.5 million and $77.9 million, with a weighted average implied aggregate equity value of $62.7 million. Since EMB&Co. considered Apria to be the most closely comparable public company based on its similar business mix, EMB&Co. also calculated an average implied aggregate equity value of $50.2 million based on Apria multiples only.

      The analysis of comparable companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed as well as other factors that would affect the relative market values of comparable companies. EMB&Co. noted that none of the companies used in the analysis of comparable public companies was identical to Interwest. Specifically, EMB&Co. noted that Apria and Lincare had LTM revenues of $1.0 billion and $702 million, respectively, as opposed to Interwest's LTM revenues of $43 million; and that as of February 26, 2001, the market capitalizations of Apria and Lincare were, respectively, approximately 68 times and 157 times that of Interwest. Consequently, Apria and Lincare are closely followed by major securities analysts and institutional investors to whom Interwest has been too small to be of interest, and the trading patterns of their common stocks reflect their substantially greater float and liquidity.

     Selected Precedent Transactions. EMB&Co. reviewed and analyzed the consideration paid in thirteen completed merger and acquisition transactions since 1995 involving companies engaged in the HME/HRT business, none of which were deemed directly comparable to the Merger. These transactions were:

     Date Announced       Target Name                Acquirer Name
------------------------------------------------------------------------------
     10/00/00             Young's Medical            American Homecare Supply
     06/28/00             United Medical             Lincare Holdings
     11/12/99             Caretenders                Lincare Holdings
     07/16/99             Healthcor                  Lincare Holdings
     04/06/99             Community Care             Landauer Hospital Supplies
     12/30/97             National Medical Systems   American HomePatient
     07/07/97             RoTech Medical             Integrated Health Services
     05/01/97             Peiser's                   Suburban Ostomy Supply Co.
     01/22/97             Medical Air                Home Health Corp.
     01/21/97             Nahatan Medical            Home Health Corp.
     06/28/96             Miller Medical Systems     American HomePatient
     09/22/95             Revco Home Health          RoTech Medical
     03/07/95             ConPharma Home             American HomePatient

      For the selected transactions, EMB&Co. compared, among other things, enterprise value as a multiple of (a) LTM revenues, (b) LTM EBITDA and (c) LTM EBIT of the acquired companies. The following table sets forth the low, average and high multiples indicated by the selected HME/HRT mergers and acquisitions:

                                                     Multiples
                                    -------------------------------------------
                                                       Average
                                          Low          (Mean)          High
                                    -------------- --------------- ------------
      Enterprise Value to:
            LTM Revenues                 0.40x          1.21x          2.02x
            LTM EBITDA                   4.14           5.65           7.38
            LTM EBIT                     6.60           10.25          17.88


      Based upon the mean multiples derived from this analysis and Interwest's historical and projected results, EMB&Co. calculated a range of implied aggregate equity value for Interwest between $34.2 million and $40.4 million with a weighted average implied aggregate equity value of $36.4 million, as compared to PDI's offer of $42.05 million.

      EMB&Co. noted that none of the other companies utilized in the analysis of selected transactions is identical to Interwest. All multiples for the selected transactions were based on information available to EMB&Co., without taking into account differing market and other conditions during the period during which the selected transactions occurred.

      Discounted Cash Flow Analysis. EMB&Co. performed a discounted cash flow analysis of Interwest based on management's base case projections for 2001E through 2005E to estimate the implied equity value per share of Interwest. EMB&Co. calculated a range of implied equity values for Interwest based on its free cash flow (earnings before intPerest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the fiscal years ended September 30, 2001, through September 30, 2005, using discount rates from 16% to

22% and terminal value multiples of fiscal year 2005 EBITDA ranging from 4.5x to 6.5x. The analysis indicated the following implied aggregate equity value (in $000s) for Interwest:


                               Terminal Value EBITDA Multiples
                 -------------------------------------------------------------
                     4.5x        5.0x          5.5x        6.0x        6.5x
                 ----------- ------------- ----------- ----------- -----------
Discount Rate:
   16%              40,868       45,821       50,775      55,728      60,682
   18%              36,706       41,275       45,841      50,408      54,975
   20%              32,918       37,135       41,351      45,568      49,785
   22%              29,463       33,361       37,260      41,158      45,056

      Based upon Interwest's projected results, EMB&Co. calculated a range of implied aggregate equity value between $29.5 million and $60.70 million, with an average aggregate equity value of $43.8 million, as compared to Praxair's offer of $42.05 million.

      Analysis of Premiums Paid in Selected Majority Interest Transactions. EMB&Co. analyzed the premiums paid in all reported acquisitions of majority interests in publicly-traded companies effected since January 1997, based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

                                        Purchase Price Premium
                                      Prior to Announcement (1)
                     ---------------------------------------------------------
                            1 Day               1 Week              4 Weeks
                     ------------------- -------------------- ----------------
Average                     31.4%                38.8%               49.2%
Median                      26.0                 32.8                44.2
---------------------------------------------------------
(1) Source: Securities Data Corporation as of February 4, 2001.

      Based upon the closing prices of Interwest's common stock of $5.375 per share on March 2, 2001(the last full trading day prior to the public announcement of the Initial Proposal); $4.875 per share on February 26, 2001 (the trading day one week prior to the public announcement of the Initial Proposal); and $3.875 on February 5, 2001 (the trading day four weeks prior to the public announcement of the Initial Proposal), EMB&Co. calculated implied aggregate equity values for Interwest of $32.5 million, $31.1 million and $26.6 million, respectively, compared to PDI's offer of $42.05 million.

     EMB&Co. performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. While the foregoing summary describes all material analyses and factors reviewed by EMB&Co. with the Interwest Board, it does not purport to be a complete description of the presentations by EMB&Co. to the Interwest Board or the analyses performed by EMB&Co. in arriving at the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. EMB&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Opinion. In addition, EMB&Co. may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be EMB&Co.'s view of the actual value of Interwest or PDI. In performing its analyses, EMB&Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Interwest or PDI. The analyses performed by EMB&Co. are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of EMB&Co.'s analysis of the fairness of the Merger Consideration, from a financial point of view, to the holders of Interwest common stock and were provided to the Interwest Board in connection with the delivery of the Opinion.

      Interwest has agreed to pay EMB&Co. fees for its financial advisory services in connection with the Merger, including, among other things, rendering the Opinion and making the presentation referred to above. Pursuant to a letter agreement between Interwest and EMB&Co. dated June 1, 2000, Interwest has agreed to pay EMB&Co., in the event the Merger is consummated, a transaction fee of 1% of enterprise valuation received up to and including $60 million, plus 5% of any enterprise valuation received in excess of $60 million. In addition, Interwest has agreed to pay EMB&Co. a separate fee of $100,000 for the rendering of the Opinion. Further, Interwest has agreed to reimburse EMB&Co. for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify EMB&Co. and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Merger

      In considering the recommendations of the Board, you should be aware that certain members of the Board and certain of Interwest's executive officers have interests in the Merger Proposal that are in addition to or different than your interest as an Interwest shareholder generally.

      Stock Options. At the effective time of the Merger, each stock option of Interwest that is then oustanding whether vested or unvested ("Option") shall vest immediately and become immediately exercisable in accordance with the terms of the stock option agreements and plans by which such Options are evidenced. Options shall be cancelled by virtue of the Merger, without consideration except as provided in the next sentence and such options shall cease to exist. All rights with respect to Interwest common stock under outstanding Options shall thereupon be converted into a right to receive cash from Interwest, in an amount equal to:

      (i) the dollar amount per share of the Merger Consideration times the number of shares of Interwest Common Stock that were subject to such Option immediately prior to the effective time of the Merger, minus

      (ii) the Option holder's aggregate exercise price for such shares of Interwest common stock.

      As of March 22, 2001, there were outstanding options to purchase 850,250 shares of Interwest's common stock, of which options for 540,917 shares were vested and options for 309,333 shares were not vested. On March 22, 2001, Interwest's officers and directors owned (i) vested options entitling them to purchase 477,750 shares of Interwest's common stock and (ii) unvested options to purchase 298,000 shares of Interwest common stock.

      As of March 22, 2001, there were outstanding options to purchase 74,500 shares of Interwest common stock owned by non-officers and directors of Interwest, all of which will be vested at the time of the completion of the Merger.

      As of March 22, 2001, Interwest's officers and directors owned the following options which will either be exercised or cashed out at the closing of the Merger.

                     Number of         Per Share         Realizable Value
   Employee          Shares            Exercise Price    of Option at Closing*
-------------------------------------------------------------------------------
   James E. Robinson  352,500           $2.50-3.30          $2,025,300
   Que H. Christensen 216,250           $2.50-3.25           1,267,950
   James U. Jensen     39,000           $3.00-4.75             186,855
   Jerald L. Nelson    81,500           $3.00-5.52             424,105
   Jeffrey F. Poore    86,500           $3.00-4.75             455,805
   Serena Falgoust      -0-                 -0-                  -0-
-------------------------------------------------------------------------------

          Total       775,750                               $4,360,015

            *Assuming the Merger Consideration is $8.82 per share. We currently estimate that the Merger Consideration cash will range from $8.80 to $8.90 per share.

Certain Effects of the Merger

      As a result of the Merger, the entire equity interest in Interwest will be owned by PDI. You will no longer have any interest in, and will not be a shareholder of Interwest, and therefore will not participate in Interwest's future earnings and potential growth. You will not receive any securities or other interests in Praxair, PDI or PHAC as a result of the Merger. See "The Merger Merger Consideration" on page 30.

      In addition, Interwest common stock will no longer be traded on the NASDAQ Small Cap Market, or any other public market. The registration of the Interwest common stock under the Securities Exchange Act of 1934, as amended, will terminate and Interwest will no longer file periodic or annual reports.

Conduct of Interwest's Business after the Merger

      Following the Merger, Interwest will be owned by PDI and the business of Interwest will be conducted under the direction of its officers and directors. It is anticipated that immediately following the closing of the Merger, the current officers of Interwest will continue in their current positions.

                                  THE MERGER

General Description

         At the effective time of the Merger, PHAC, a wholly-owned subsidiary of PDI formed to complete the Merger, will be merged with and into Interwest. After the Merger, Interwest will be owned by PDI. As a result of the Merger, your shares of Interwest's common stock automatically will be converted into the right to receive the Merger Consideration. Each Interwest shareholder will receive the same amount of cash per share for each share owned. As an alternative to receiving the Merger Consideration, you may vote against the Merger and exercise your dissenting stockholder's appraisal rights under Utah law. See "Rights of Dissenting Shareholders" on page 42 of this Proxy Statement.

      Upon completion of the Merger, none of the current shareholders of Interwest will own any shares of Interwest or will receive any securities of or interests in Praxair, PDI or PHAC.

Merger Consideration

      The Merger Agreement provides that upon the consummation of the Merger, each of the outstanding shares of Interwest will automatically be converted into the right to receive the Merger Consideration. The entire amount of Merger Consideration is payable in cash. The Merger Consideration to be paid by PDI will be $42,050,000 which is subject to certain adjustments. Stock options will vest as a result of the Merger and holders of options who exercise such options to purchase shares prior to the effective time of the Merger will be entitled to receive the per share Merger Consideration for their shares in the same manner as all other shareholders of Interwest. Upon consummation of the Merger, Interwest will be owned by PDI. The exact amount of the Merger consideration has not yet been determined but it is currently estimated that for each share of Interwest common stock you own at the closing, you will receive a cash payment ranging from $8.80 and $8.90, unless you exercise your dissenting shareholders' appraisal rights. There can be no assurance that the Merger Consideration per share will be within the estimated range. The total Merger Consideration is calculated as follows:

o The PDI Cash Payment of $42,050,000 (subject to the adjustments described below); for immediate distribution to the Interwest shareholders;

o The Merger Consideration paid by PDI shall also include the unrestricted and unallocated cash of Interwest in excess of $313,000;

o The Merger Consideration shall be reduced by an amount equal to the costs and expenses of the Merger incurred by Interwest. It is estimated that the total costs and expenses of the Merger to be paid by Interwest will be approximately $800,000. (See "Estimated Fees and Expenses of the Merger" on Page 41 of this Proxy Statement.)

      As of the date of this Proxy Statement, it is anticipated that the total Merger Consideration immediately payable after the closing of the Merger to the Converting Shareholders will be approximately $8.82, calculated as follows:

            Praxair Merger Consideration                     $   42,050,000
            Less Cash to be paid to non-exercising
                  Option Holders                                 (4,763,398)*
            Increase for unrestricted cash                          150,000 *
            Less costs and expenses of Merger                      (800,000)*
                                                             ------------------
            Total  Merger Cash                               $    36,636,602*

            Per Share Merger Cash                            $          8.82*

                  * Estimated

      We anticipate that at the time of the closing of the Merger, there will be 4,152,490 shares of Interwest common stock issued and outstanding. If the total Merger Consideration is $36,636,602 as set forth in the above estimation, then we estimate that the Interwest shareholders will receive approximately $8.82 for each share of Interwest common stock owned at the closing of the Merger. The actual amount of the Merger Consideration may be greater than or less than $8.82. Currently, Interwest estimates that the Merger Consideration will range from $8.80 per share to $8.90 per share. Inasmuch as shares underlying unexercised options will receive cash payments at the closing of the Merger, such shares are not included in the per share calculation. If the conditions to the completion of the Merger are satisfied or waived, the Merger will occur without further shareholder approval even if the Merger Consideration per share is below this estimated range.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

      The following description of the Merger Agreement describes certain material terms of the Merger. The full text of the Merger Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. Interwest encourages you to read the entire Merger Agreement.

Effective Time of Merger

      The Merger Agreement provides that the closing of the Merger will take place at the later of (i) the second business day after the satisfaction or waiver of the conditions to the Merger; or (ii) or such other time and date as the parties shall agree. Following the closing, the parties will file the necessary documents with public officials to complete the Merger. Interwest expects that, if all conditions to the Merger have been satisfied or waived, the effective time will occur immediately following the date of the Special Meeting or as soon after as practicable.

Surrender And Exchange of Stock Certificates

      As soon as practicable after the effective time of the Merger, PDI will deposit with the Bank of New York, N.A., the Disbursement Agent, an amount of cash equal to the Merger Consideration to be paid to holders of Interwest common stock. The Disbursement Agent will as promptly as practicable send payment of the Merger Consideration to Interwest shareholders in exchange for surrendered Interwest common stock certificates.

      Promptly after the effective time of the Merger, the Disbursement Agent will send to each holder of Interwest common stock a letter of transmittal containing instructions for use in effecting the surrender of such holder's Interwest common stock certificates in exchange for the Merger Consideration payable to such holder. Upon surrender to the Disbursement Agent of an outstanding Interwest common stock certificate in accordance with the terms of the letter of transmittal and acceptance of such certificate by the Disbursement Agent, the Disbursement Agent will deliver to the holder of such certificate the amount of Merger Consideration owed to the holder pursuant to the Merger Agreement. No interest will be paid or accrue on any cash payable to any holder of Interwest common stock certificates.

      Any portion of the Merger Consideration payable to holders of Interwest common stock certificates which remains undistributed for thirteen (13) months after the effective time of the Merger shall be delivered to the surviving corporation. Any holder of Interwest common stock certificates who has not previously exchanged his or her certificates during such 13 month period may thereafter only look to the surviving corporation, and only as a general creditor thereof, for payment of that portion of the Merger Consideration owed to such holder pursuant to the Merger Agreement.

      If you do not have your Interwest common stock certificate, you may be required to provide an affidavit of that fact. In addition, the surviving corporation may require that you post a bond in a reasonable amount determined by the surviving corporation with respect to the missing stock certificate. Upon receipt of the affidavit and any required bond, the Disbursement Agent will pay the Merger Consideration to you in exchange for your Interwest common stock certificate(s).

Representations and Warranties

      The Merger Agreement contains customary representations and warranties of Interwest, PDI and PHAC relating to various matters. The representations and warranties do not survive the Merger. Interwest, PDI and PHAC each made reciprocal representations and warranties on matters such as corporate organization, authorization to execute the Merger Agreement and to close the Merger and governmental approvals. Interwest also represented and warranted to PDI and PHAC as to a number of other matters including, but not limited to the following:

o    corporate structure;

o    capitalization;

o    business operations;

o    financial statements;

o    assets and liabilities;

o    material contracts and the absence of defaults under material contracts;

o the absence of conflicts, violations or defaults under its certificate of incorporation, bylaws and certain other agreements;

o the absence of required consents and approvals of certain governmental entities relating to the Merger;

o the documents and reports filed with the Securities and Exchange Commission (the "SEC") and the accuracy and completeness of information contained therein;

o    litigation and compliance with applicable laws;

o    taxes;

o    pension and benefit plans and other related matters;

o    environmental matters and labor matters;

o    transactions with affiliates; and

o    shareholder vote required to consummate the Merger.

Conduct of  Business  Prior to The Closing Date

      Interwest has agreed that prior to the closing date of the Merger Agreement, it will operate its business in the ordinary course consistent with past practices and will use all reasonable efforts to preserve intact its business organizations, goodwill and relationships with third parties and to retain the services of its current officers and key employees and preserve its relationships with customers and suppliers. In addition, the Merger Agreement places specific restrictions on the ability of Interwest to take certain actions which include, but are not limited to Interwest's ability to:

o    make any material changes in the conduct of its business or operations;

o declare, set aside or pay any dividends on or make other distributions in respect to any of its capital stock;

o repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or sell, issue or authorize the sale or issuance of security, except related to existing options (all options shall vest and become immediately exercisable at the effective time);

o amend or waive any of its rights under any provision of any stock option plans,

o    amend its Articles of Incorporation;

o except in the ordinary course of business, (1) acquire, lease or license any right, or asset or, (2) sell or otherwise dispose of, or lease or license, or waive or relinquish any right;

o lend money to any person or incur, become contingently liable for or guarantee any indebtedness for borrowed money except as permitted in the Merger Agreement;

o except as otherwise agreed in the Merger Agreement: (i) establish or amend any employee benefit plan; (ii) except in the ordinary course of business consistent with past practice, pay any bonus or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees (but excluding employees who are officers of Interwest); (iii) hire any new employee other than to replace an existing employee at a salary not to exceed 120% of the salary of the employee being replaced; or (iv) adopt any severance plan or arrangement or enter into any severance agreement, or enter into any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

o change any of its methods of accounting or accounting practices in any material respect;

o    commence or settle any legal proceeding;

o    make capital expenditures except as permitted in the Merger Agreement; and

o make, change or revoke any election relating to taxes unless required by law.

      Interwest has agreed that prior to the closing date of the Merger Agreement, it will take certain actions, including, but not limited do, the following:

o maintain all real and personal property in good condition and working order, ordinary wear and tear excepted; and

o refile the federal income tax returns for certain subsidiaries and pay all amounts of taxes shown on such revised return.

No Solicitation

      In the Merger Agreement, Interwest has agreed that prior to closing:

o it will not, and will not authorize or permit any of its subsidiaries, officers, directors, employees, agents, or other representatives to, initiate, encourage or solicit, directly or indirectedly (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute any Takeover Proposal (as defined below) from any person or engage in any negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal;

o it will immediately cease and cause to be terminated any existing discussions or negotiations with any other parties which arose prior to the date of the Merger Agreement;

o the Board of Directors of Interwest will not withdraw or modify its approval of the Merger Agreement except in response to a "Superior Proposal" (as defined below); and

o it will promptly communicate to PDI the terms and conditions of any Takeover Proposal that it may receive and will keep PDI informed, as promptly as reasonably practicable, as to the status of any actions, including any discussions, taken pursuant to such Takeover Proposal.

      The Merger Agreement does not prohibit Interwest's Board of Directors from taking and disclosing to the shareholders of Interwest a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934. These Rules relate to, among other things, the recommendation by the Board of Directors as to any tender offer that may be initiated by a third party prior to the closing date of the Merger.

      The Merger Agreement does provide that the Interwest Board of Directors may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited Superior Proposal, if received, before Interwest shareholders' approval of the Merger Agreement has been obtained. A Superior Proposal is a proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the combined voting power of the shares of Interwest common stock then outstanding or substantially all of the assets of Interwest and its Subsidiaries, taken together, if the Superior Proposal is at a price in excess of the Merger Consideration offered by PDI ($42,050,000) plus $1,630,000 (the amount of the Termination Fee) and if:

o the Interwest Board of Directors, based upon the advice of its outside counsel, determines in good faith that a failure to perform the action could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law;

o the Interwest Board of Directors has reasonably concluded in good faith that the person or group making the alternative proposal will have adequate sources of financing to consummate the Superior Proposal; and

o the Interwest Board of Directors has reasonably concluded in good faith that the alternative proposal is more favorable to Interwest's shareholders than the Merger with PHAC.

      However,   before   furnishing  such  information  to,  or  entering  into
discussions or negotiations with, any person or group in connection with a Superior Proposal, Interwest must provide written notice to PDI which states that it is furnishing information to, or entering into discussions or negotiations with, the party or parties making the Superior Proposal, and identify the party or parties in reasonable detail. Interwest also agreed to keep PDI informed of the status of any discussions or negotiations to the extent the disclosure would not constitute a violation of any applicable law.

      The term "Takeover Proposal" is defined in the Merger Agreement to mean:

      o any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes ten percent or more of the net revenues, net income or assets of Interwest and its subsidiaries, taken as a whole, or ten percent or more of the outstanding Interwest common stock;

      o any tender offer or exchange offer that if consummated would result in any person beneficially owning ten percent or more of the outstanding Interwest common stock; or

      o any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Interwest or any subsidiary whose business constitutes ten percent or more of the net revenues, net income or assets of Interwest and its subsidiaries taken as a whole.

Conditions to Closing

      The closing of the Merger Agreement and the completion of the Merger depends upon the satisfaction or waiver of a number of conditions, including, but not limited to the following:

o the continued accuracy of each party's representations and warranties in all material respects and the fulfillment of each party's promises contained in the Merger Agreement;

o the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Interwest common stock, with the number of dissenting shares to be less than six percent of the total number of all shares issued and outstanding.

o the absence of any order or regulation of any court or governmental entity preventing or prohibiting the Merger;

o no person shall have commenced or threatened to commence any legal proceeding (i) challenging or seeking the recovery of damages in connection with the Merger or (ii) seeking to prohibit or limit the exercise by PDI of any right pertaining to its ownership of stock of Interwest, in each case which is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of PDI or Interwest following the consummation of the Merger.

o the delivery of all documents, consents and opinions required to be delivered on or before the closing time; and

o the delivery of Closing Certificates by duly authorized officers of Interwest stating that to such officer's knowledge, all closing conditions have been met.

     Where the law permits, Interwest, PDI and PHAC could decide to complete the Merger even though one or more of these conditions has not been met. EVEN IF THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

Termination

      The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the closing time as follows:

      o     by mutual written consent of Interwest and PDI;

o by either Interwest or PDI if the other party has materially breached its representations, warranties or covenants in a material manner;

o by PDI if the closing has not occurred on or before July 1, 2001 (PDI may extend the closing if the only condition of closing remaining is the holding of Interwest's shareholder meeting to consider and vote upon the Merger.) The right of PDI to terminate the Merger Agreement for these reasons shall not be available if PDI's failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the closing to occur as scheduled;

o by Interwest if the closing has not occurred on or before July 1, 2001 (Interwest may extend the closing if the only condition of closing remaining is the holding of Interwest's shareholder meeting to consider and vote upon the Merger.) The right of Interwest to terminate the Merger Agreement for these reasons shall not be available if Interwest's failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the closing to occur as scheduled;

o by PDI or Interwest, if a governmental entity shall have issued an order, decree or injunction or taken any other action having the effect of making the Merger illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

o by PDI, if the Board of Directors of Interwest, (i) shall fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger within 15 days after a request by PDI, (ii) shall withdraw or modify in any manner adverse to PDI its approval or recommendation of the Merger Agreement and the Merger, or (ii) shall approve or recommend any Takeover Proposal; and

o by Interwest if (i) it receives a "Superior Proposal" for another merger or sale transaction and elects to proceed with the transaction contemplated by such Superior Proposal, and (ii) has informed PDI regarding the persons making the Superior Proposal and has described the terms of the Superior Proposal.

Remedies and Termination Fee

      Remedies of Interwest. If PDI (1) breaches its representations and warranties prior to closing, (2) fails to carry out all of its covenants and agreements prior to closing, or (3) fails to deliver the Merger Consideration at closing, then Interwest's only remedy against PDI is to enforce specific performance of the Merger Agreement which would require PDI to fulfill its obligations under the Merger Agreement and close the Merger; or

      Remedies of PDI. If Interwest (1) breaches its representations and warranties prior to closing, or (2) fails to carry out all of its covenants and agreements prior to closing, then PDI's only remedies (not including the Termination Fee described below, if applicable) against Interwest is to enforce specific performance of the Merger Agreement which would require Interwest to fulfill its obligations under the Merger Agreement and close the Merger.

     Termination Fee. The Merger Agreement provides Interwest shall pay PDI a Termination Fee upon the occurrence of any of the following:

      o if, prior to July 1, 2001, another company or person makes a Takeover Proposal to Interwest or to its shareholders and if, for any reason (except as a result of a breach by PDI), the PDI Merger Agreement is not completed, and if within 12 months after the termination date of the PDI Merger Agreement such Takeover Proposal is closed or entered into, then Interwest shall pay to PDI a $1,630,000 Termination Fee.

      o if Interwest's Board of Directors recommends or approves a Superior Proposal or another Takeover Proposal and as a result, the Merger Agreement is terminated by either Interwest or PDI, then Interwest shall pay a $1,630,000 Termination Fee to PDI.

      o if Interwest willfully breaches the Merger Agreement and as a result, PDI Terminates the Merger Agreement, then Interwest shall pay a $1,630,000 Termination Fee to PDI.

Employee Matters

      The Merger Agreement provides that the employees of Interwest and its subsidiaries shall continue their employment following the closing date of the Merger in their same positions and at their same salary. However, unless required by specific employment agreements or required by law, no employee is entitled to continued employment. Interwest has not adopted any severance policy for its employees. PDI has indicated that, at least initially, it intends to retain the employees of Interwest and its subsidiaries.

Amendment

      The Merger Agreement may be amended, modified or supplemented, only by the written agreement of PDI, PHAC and Interwest at any time prior to the closing time. However, after the required Interwest shareholder approval of the Merger Agreement is obtained, the Merger Agreement shall be not be amended or modified in any manner that by law requires further approval by the shareholders of Interwest without obtaining such further shareholder approval.

Certain Federal Income Tax Consequences

      The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Interwest common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Interwest common stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

      The receipt of the Merger Consideration in the Merger by holders of Interwest common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Interwest common stock will generally be equal to the difference between the Merger Consideration received per share and the holder's basis in that particular share of the Interwest common stock (subject to the discussion below relating to a shareholder's contingent right to receive proceeds after closing). Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Interwest common stock held for more than 12 months prior to the date of disposition. Gain or loss must be calculated separately for each block of stock held by a shareholder.

     A holder of Interwest common stock may be subject to backup withholding at the rate of 31% with respect to Merger Consideration received pursuant to the merger, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Interwest common stock pursuant to the Merger, each holder must provide the Disbursement Agent with his current TIN by completing a Form W-9 or Substitute Form W-9. A holder of Interwest common stock who does not provide his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be credited against the holder's federal income tax liability. Interwest (or its agent) will report to the holders of Interwest common stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

      The foregoing tax discussion is included for general information only and is based upon present law. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or any other jurisdiction or tax consequences to categories of shareholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. The foregoing discussion may not be applicable to a shareholder who acquired his or her shares of Interwest common stock pursuant to the exercise of stock options or otherwise as compensation. Each holder of Interwest common stock should consult such holder's own tax advisor concerning the specific tax consequences of the Merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

Anticipated Accounting Treatment

      The Merger will be accounted for as a purchase for accounting purposes.

Regulatory Approvals

      No federal or state approvals must be obtained in connection with the Merger, other than filing of certificates of merger with the Secretary of State of Delaware and the Division of Corporations, Department of Commerce of the State of Utah which will be made as soon as practicable after the closing date.

                  LITIGATION RELATING TO THE MERGER PROPOSAL

      As of the date of this Proxy Statement, Interwest is not aware of any lawsuits that have been filed by shareholders of Interwest relating to the Merger Proposal.

                   ESTIMATED FEES AND EXPENSES OF THE MERGER

      Estimated fees and expenses of the Merger incurred or to be incurred by Interwest, and deducted from the Initial Merger Cash, are approximately as follows:

Legal and accounting fees and other transaction expenses ...........$    85,000
Securities and Exchange Commission filing fee ......................      9,000
Printing and mailing costs .........................................     20,000
Miscellaneous expenses .............................................     11,000
Financial advisory fees and expenses................................$   675,000
                                                                    -----------
Total                                                               $   800,000

                       RIGHTS OF DISSENTING SHAREHOLDERS

      Under Part 13 of the Utah Revised Business Corporation Act, Interwest shareholders are entitled to dissent from the proposed Merger and obtain payment for the fair value of their shares in the event the Merger is approved. The fair value of the shares is defined as the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

      Any Interwest shareholder who contemplates exercising his or her right to dissent is urged to read carefully the provisions of Part 13 of the URBCA attached to this Proxy Statement as

Appendix C. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of the law found at Appendix C. A dissenting shareholder must take each step in the indicated order and in strict compliance with the provisions of the law in order to perfect dissenters' rights. Failing to comply with these procedural steps will result in the shareholder receiving their portion of the Merger Consideration in exchange for shares of Interwest common stock based on the exchange ratio in the event that the Merger is completed. See "The Merger--Merger Consideration" on page 30.

      The procedures discussed below apply only if the Merger is approved by Interwest shareholders, and the Merger is consummated as provided in the Merger Agreement.

      If a Interwest shareholder wishes to assert dissenters' rights, he or she must:

o deliver to Interwest, prior to the vote at the Special Meeting, written notice of intent to demand payment for his or her shares if the Merger is effected,

o    not vote for the Merger, and

o    hold the shares until the vote at the Special Meeting.

      No later than 10 days after the effective date of approval of the Merger by shareholders, notice will be sent to dissenting shareholders stating where written demand for payment must be sent and the dates by which the written demand must be received and certificates for shares must be deposited for payment. The dissenting shareholder must then deliver a written payment demand, which may be on the form provided by Interwest, and deposit their certificates according to the instructions in the notice.

      A dissenting shareholder who has submitted a payment demand will retain all of his or her rights as a shareholder of Interwest except the right to transfer the dissenting shares until the vote at the Special Meeting. After the Special Meeting, dissenting shareholders will have no rights as a shareholder except to receive payment for their shares.

      Once a dissenting shareholder submits a payment demand, Interwest will estimate the fair value of the dissenter's shares and pay that amount, plus interest. If the dissenting shareholder does not agree with Interwest's estimate, he or she must notify Interwest in writing within 30 days after Interwest's payment or offer of his or her own estimate of the fair value of the shares and demand payment for that amount. If the dissenting shareholder cannot agree with Interwest about the value of the shares, Interwest must petition a court to determine the fair value of the shares. If Interwest fails to petition the court within 60 days from the date the dissenting shareholder submitted an estimate and payment demand, Interwest must pay the dissenting shareholder the estimate amount. Otherwise, a court will determine the value of the shares, and if the court determines the fair value of the shares exceeds the amount paid to the dissenting shareholder by Interwest, Interwest must pay the excess value, plus interest.

      Only a holder of record of dissenting shares is entitled to assert dissenters' rights for shares registered in that holder's name. A demand for payment should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates. If the dissenting shares are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the dissenting shares are owned of record by more than one person, such as in joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. If a shareholder owns his or her shares through a broker, the shareholder is urged to consult with his or her broker to determine the appropriate procedures for the making of a demand. All written demands for payment should be sent or delivered to Interwest Home Medical, Inc., 203 East 6100 South, Salt Lake City, Utah 84107.

      The foregoing discussion is not a complete statement of the procedures to be followed by Interwest shareholders desiring to exercise dissenters' rights and, because exercise of such rights requires strict adherence to the relevant provisions of the URBCA, each shareholder desiring to exercise dissenters' rights is advised individually to consult the law (as provided in Appendix C to this Proxy Statement) and comply with the relevant provisions of the law. For example, dissenting shareholders will lose their right to demand payment if they fail to give timely written notice of intent to demand payment, or fail to timely make written demand for payment after receiving Interwest's notice. Interwest shareholders wishing to exercise their dissenters' rights should consult their own counsel to ensure that they fully and properly comply with the requirements of Utah law. Unless the above procedures are followed, Interwest shareholders will be presumed to have acquiesced in the approval of the Merger and waived their dissenters' rights.

                 PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF
                             MANAGEMENT AND OTHERS

      The following table sets forth information regarding shares of Interwest's common stock beneficially owned as of March 20, 2001 by: (i) each officer and director of Interwest; (ii) all officers and directors as a group; and (iii) each person known by Interwest to beneficially own 5 percent or more of the outstanding shares of Interwest's common stock.

Name                          Amount
and Address                   and Nature              Percent
of Beneficial                 of Beneficial           of Class (1)
Owner                         Ownership               Ownership
-------------------------------------------------------------------------------
James E. Robinson (2)         1,374,041               29.57%
203 East 6100 South
Salt Lake City, UT 84107

James U. Jensen(3)              183,405                3.95%
420 Chipeta Way
Salt Lake City, UT 84108

Dr. Jeffrey F. Poore(4)          61,162                1.32%
4536 Abinadi Road
Salt Lake City, UT 84124

Jerald L. Nelson(5)              82,650                1.78%
10242 Ashley Hills Circle
Sandy, UT 84092

Que H. Christensen(6)           251,586                5.41%
203 East 6100 South
Salt Lake City, UT 84107

Val D. Christianson(7)          326,623                7.03%
3065 S. 2850 East
Salt Lake City, UT 84107

Serena J. Falgoust(8)            25,238                0.54%
203 East 6100 South
Salt Lake City, UT 84107

Eric Nickerson (9)              304,350                6.55%
Third Century Two
1711 Chateau Court
Fallston, MD  21047

I-Med Shareholders (10)         215,567                4.64%
Share Purchase Trust
203 East 6100 South
Salt Lake City, UT 84107

All Officers and Directors    1,978,082               42.57%
  as a Group (6 Persons)

      Unless otherwise indicated in the footnotes below, Interwest has been advised that each person above has sole voting power over the shares indicated above. All of the individuals listed above are officers and directors of Interwest.

      (1) As of March 22, 2001, there were 4,152,490 shares of Interwest's common stock issued and outstanding. Due to the impending transaction, all options become exercisable and are assumed to be converted. There are outstanding options to purchase 494,332 shares of Interwest's common stock which are owned by officers and directors. Therefore, for purposes of the above set forth chart, 4,646,822 shares are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

      (2) Includes  (i) 4,500  shares owned of record by a son of Mr.  Robinson;
      (ii) 1,139,916 shares owned by J&J Medical Investments, Ltd., and (iii) 229,625 shares which will be issued to J&J Medical Investments, Ltd. pursuant to stock options.

      (3) Includes (i) 136,038 shares owned of record by Mr. Jensen of which 103,492 shares were purchased through the exercise of stock options; (ii) 26,182 shares which are beneficially owned through the I-Med Shareholder Share Purchase Trust; and (iii) 21,185 shares which will be issued to the James U. Jensen and Kathy D. Jensen Charitable Revocable Trust pursuant to the exercise of stock options.

      (4) Includes (i) 1,000 shares owned of record by Dr. Poore, (ii) 8,484 shares which are benefiially owned by the Poore Children's Trust that were purchased through the exercise of stock options, and (iii) 51,678 shares which will be issued pursuant to stock options.

      (5) Includes (i) 7,500 shares which are owned of record by Mr. Nelson which were purchased through the exercise of stock options; (ii) 48,085 shares which will be issued pursuant to stock options to JZN Investments, LLC; and (iii) 27,065 shares which are owned of record by Mr. Nelson's spouse.

      (6) Includes (i) 107,827 shares which are beneficially owned by JQ Family Limited Partnership and (ii) 143,759 shares which will be issued pursuant to stock options to JQ Family Limited Partnership.

      (7) Includes (i) 54,328 shares owned of record by Mr. Christianson jointly with his spouse; (ii) 148,099 shares which are owned of record by Mr. Christianson jointly with his spouse and held in a brokerage account;
      (iii) 101,696 shares which are beneficially owned through the I-Med Shareholders Share Purchase Trust; and (iv) 22,500 shares owned of record by the five children of Mr. Christianson (4,500 shares each).

      (8) Includes 25,000 shares owned jointly with her spouse and 238 shares which are owned through the Interwest Home Medical Employee Stock Purchase Plan.

      (9)  Includes  16,600  shares  owned  jointly  with his spouse and 287,750
      shares  which  are  owned   through   Third  Century  Two,  an  investment
      partnership that Mr. Nickerson controls and owns approximately 5%.

      (10) The  I-Med  Shareholders  Share  Purchase  Trust was  established  in
      October 1991 to purchase shares of Interwest Medical Equipment Distributors, Inc. common stock from a retiring officer/employee. The Trust's shares were exchanged for Interwest's shares in connection with a merger effected February 22, 1995. The purchase price is payable in 120 monthly payments. The purchase price for the shares is funded by Trust participants who contribute monthly payments to purchase a pro-rata portion of such shares. There are currently 9 persons purchasing shares pursuant to the Trust arrangement. These persons have the right to vote the shares attributable to their pro-rata portion of the total shares being purchased from the Trust. It is anticipated that the Trust will distribute shares paid for to the

      Trust   beneficiaries   from  time-to-time  as  requested  by  purchasers.
      Interwest has guaranteed payment of the unpaid balance of the purchase price for the shares purchased by the Trust.

Unless otherwise indicated in the footnotes below, Interwest has been advised that each person above has sole voting power over the shares indicated above. All of the individuals listed above are officers or directors or key employees of Interwest, or are companies or persons beneficially owning or controlling 5 percent or more of Interwest's outstanding shares of common stock.

                   CERTAIN INFORMATION CONCERNING INTERWEST

      Interwest and its subsidiaries provide a diversified range of home health care services and products. Interwest now conducts its business from twenty-five
(25) locations in the States of Utah, Colorado, Idaho, Arizona, Nevada, California and Alaska and serves over 23,000 customers. Interwest divides its products and services into two general categories:

      o Home Oxygen and Respiratory Care Services. Interwest primarily provides oxygen and other respiratory therapy services to patients in the home. Interwest Home Medical has more than 30 respiratory therapists on staff whose focus is training and monitoring patients in the proper use of home oxygen equipment, nebulizers and unit dose medications, apnea monitors, sleep disorder equipment, ventilators, home phototherapy, and other respiratory services.

      o Home Medical Equipment and Supplies. Interwest provides a wide variety of home medical equipment including items such as hospital beds, manual and powered wheelchairs, custom fitted and adaptive wheelchairs, patient lifts, commodes, bathroom aids and safety equipment, powered scooters, walkers, canes, and other home medical supplies.

      Interwest does not provide home nursing, home IV therapy or other personnel services and has no plans to do so.

      Many of Interwest's customers suffer from chronic obstructive pulmonary disease ("COPD"), such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen or other respiratory therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction. Others suffer from causes incident to aging or debilitating conditions which require recuperation in a non-critical care setting. Some of our customers have permanent disabilities which require adaptive equipment which allow the individual to attain an acceptable degree of independence.

      Interwest's business is impacted by extensive political, economic and regulatory influences, which continue to subject the health care industry in the United States to fundamental change. During fiscal 1998, significant changes to the Medicare system of reimbursement occured in connection with the Balanced Budget Act of 1997 ( "BBA"). Reductions in Medicare oxygen services reimbursement rates which resulted from the BBA have had and are expected to continue to  have  an  adverse  impact  on our  current  and  future  operations.  Recent regulatory changes proposed by the Health Care Financing Administration ("HCFA"), if enacted, could result in additional changes in the system of Medicare reimbursement. The uncertainty of the outcome of additional legislative and regulatory changes facing the industry have had a significant impact on the industry.

       Interwest's revenues are generated from selling and renting home medical equipment and supplies and from providing a variety of services to customers. Revenues and income for the last five fiscal years were as follows (all in 000's):


                         2000        1999       1998        1997       1996
                       --------     -------    -------     -------   -------
Revenues                $43,303     $33,262    $28,636     $24,845   $22,426

Pre-tax Income           $1,983      $2,660     $1,961        $730      $697
Net Income               $1,433      $1,861     $1,426        $657      $595

      Currently, revenues are divided between equipment rentals and sales. For the fiscal years ended September 30, 2000 and 1999 rentals represented 56% and 55% of total revenues while sales were 44% and 45% of total revenues, respectively.

      We completed 21 acquisitions and one merger in both existing and new markets between fiscal 1996 and 2000, including three acquisitions in fiscal 2000. We sold four branch locations during fiscal 2000 that were primarily selling non-core products to retail customers. In November, 2000, we acquired a company in Arizona that resulted in the addition of two additional locations. The rate of acquisitions we pursue in the future will depend on a variety of factors, including, legislative and regulatory developments, regulations and policies concerning reimbursement, including reimbursement for Medicare, attractiveness of pricing and availability of acquisition capital at acceptable prices.

      For a more detailed description of the business and properties of Interwest, see the descriptions thereof contained in Interwest's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, which is incorporated herein by reference. See "Where You Can Find More Information" on Page 51 of this document.

                    CERTAIN INFORMATION CONCERNING PRAXAIR

      PHAC is a wholly-owed subsidiary of PDI. PHAC was created solely to enter into the Merger Agreement and will merge with and into Interwest in the Merger and will not exist after the consummation of the Merger. The company resulting from the Merger of Interwest and PHAC will be a wholly-owned subsidiary of PDI.

      PDI sells and distributes in cylinders and in small bulk quantities industrial, medical and specialty gases and related products and services. PDI also operates cylinder fill plants and several hundred retail outlets for its products. PDI is a wholly-owed subsidiary of Praxair. Praxair (including PDI, PHAC and its other affiliates) is the largest industrial gases company in North and South America and the third largest worldwide. It is also the world's largest supplier of carbon dioxide. Praxair's primary products for its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Gases produced by Praxair find wide use in the metal fabrication, chemicals & refining, primary metals, food & beverage, healthcare, semiconductor materials, aerospace, glass, pulp & paper, environmental remediation, and other industries. Praxair has been and continues to be a major technological innovator in the industrial gases industry and, working with customers, has done much to increase the use of its industrial gases to support the manufacture of other products and for many other uses. Through its healthcare business unit, it provides hospitals with one-stop shopping for medical gases, and related equipment and services. It also provides the homecare market with respiratory gases (primarily medical oxygen), and related equipment and in- home services.

                 DIRECTORS AND EXECUTIVE OFFICERS OF INTERWEST

      The Officers and Directors of the Interwest are as follows:

                                                              Held Office
Name                    Age         Position(s)               Since
-------------------------------------------------------------------------------
James E. Robinson       50          CEO /President/Chairman   1995
James U. Jensen         57          Director                  1995
Dr. Jeffrey F. Poore    53          Director                  1995
Jerald L. Nelson        59          Director                  1995
Que H. Christensen      46          COO/Vice President        1995
Serena Falgoust         54          Secretary                 1998

Background Information

     James E. Robinson. Mr. Robinson has been president and a director of Interwest since February 1995. Mr. Robinson has been President (CEO) and Chairman of the Board of Interwest Medical Equipment Distributors, Inc. since October 1982. He also acted as Treasurer until 1990. Mr. Robinson graduated from Brigham Young University with a Master of Accountancy degree in 1975. He worked until July 1977 with Haskins & Sells at which time he joined Robinson's Medical Mart (a predecessor company to Interwest Medical) as its Vice President and Treasurer. Mr. Robinson was elected to the Board of Directors of the National Association of Medical Equipment Suppliers (NAMES) in 1984 where he served as Treasurer from 1986 until 1990, Chair from 1990 to 1991, Immediate Past-Chairman from 1991 to 1992, and continues as an "Ex-Officer" Board member. He was also elected to the Board of Directors of Medical Equipment Distributors, Inc. (The MED Group) in 1985 and served as its Chair from 1988 until 1992. Mr. Robinson has been active in many local, regional, and national organizations which represent individuals with disabilities. He is currently serving as the Chair of the Utah Assistive Technology Foundation (UATF).

     James U. Jensen. Mr. Jensen has been a director of Interwest since February 1995. Mr. Jensen has been Vice President, Corporate Development and Legal Affairs for NPS Pharmaceuticals, Inc. since July 1991. He was Secretary and a director of Interwest Medical Equipment Distributors, Inc. from 1987 to 1995. From 1988 to July 1991 Mr. Jensen was a partner in the law firm of Woodbury, Jensen, Kesler & Swinton, P.C. concentrating on technology transfer and licensing and corporate finance. From 1983 until July 1985 he served as outside general counsel for a software company. From July 1985 to October 1986 he served as it's Chief Financial Officer. From 1980 to 1983 Mr. Jensen served as General Counsel and Secretary of Dictaphone Corporation, a subsidiary of Pitney Bowes, Inc. He serves as a director of NPS Pharmaceuticals, Inc., a public company and of Wasatch Advisors Funds, Inc., a publicly registered investment company. Mr. Jensen received a B.A. in English/Linguistics from the University of Utah and a J.D. and an M.B.A. degree from Columbia University.

      Jeffrey F. Poore D.D.S. Dr. Poore has been a director of Interwest since February 1995. Presently, Dr. Poore is a court appointed receiver and custodian over several companies. Dr. Poore was previously President, CEO, and Chairman of the Board of Healthchair Group, Inc. He served as President of CompHealth from 1995 through 1996. He is also a 20-year veteran of the health care industry and an early champion of the concept of managed care. Prior to joining CompHealth, he coordinated mergers, acquisitions and development in the office of the CEO at FHP International, Inc., a health maintenance organization. During his tenure at FHP he also directed staff in the organization's operational finance, financial services, marketing, sales, medical, PPO/IPA, and contracting divisions. He also has experience as a health care lobbyist and provider. He was in private dental practice for many years. He earned his DDS from Loyola Medical Center in 1976, and a BA in Economics from Brigham Young University in 1971.

     Jerald L. Nelson Ph.D. Dr. Nelson served as a director of Interwest from April 1990 to February 1995, and was reappointed a director in August, 1995. In 1997, he was instrumental in starting a long distance phone company, Family Telecommunications, Inc., which was recently sold to I-Link, Inc., a Utah based, publicly traded telecommunications firm. He graduated from the University of Utah with a B.A. in business and holds a Ph.D. in Economics from North Carolina State University. Dr. Nelson has over twenty-five years of experience as an economist, business executive and financial analyst. His career began in 1972 in NYC with TWA. Later he advised Fortune 500 firms as a consultant with Date Resources, Inc. and then directed planning efforts at U.S. Industries, Inc. He has served on numerous Boards of Directors including Arrow Dynamics, Gentner Communications and One-2-One Communications, where he also served as Chairman and CEO.

     Que H. Christensen, CPA. Mr. Christensen was appointed an officer of Interwest in February 1995. Mr. Christensen joined Interwest Medical Equipment Distributors, Inc. as the controller in October 1990. He has been an officer and director of Interwest Medical Equipment Distributors, Inc. since October 1991. From 1980 to 1988 he worked as a CPA for Main Hurdman and KPMG Peat Marwick. From 1988 to 1990 he was vice president of a Utah based financial institution. Mr. Christensen graduated from the University of Utah with a Bachelor of Science degree in Accounting in 1980.

     Serena J. Falgoust. Mrs. Falgoust was appointed Secretary of Interwest in January 1998. Mrs. Falgoust has been involved with Interwest since the organization of Beacon Financial in 1983 and previously served as Secretary/Treasurer from 1984 to 1990 and from 1993 to 1995. She is a graduate of Utah Valley State College with a degree in Business Management and has worked in the business of credit and collection management since 1973.

      None of Interwest, the members of management or any executive officer, director or person controlling Interwest was, during the last five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                             INDEPENDENT AUDITORS

      The consolidated balance sheets of Interwest as of September 30, 2000, and 1999, and the related consolidated statements of operation, shareholders' equity and cash flows for each of the three years in the period ended September 30, 2000, incorporated by reference in this proxy statement have been audited by Tanner + Co., independent auditors, as stated in their report. A representative of Tanner + Co. will be at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                             SHAREHOLDER PROPOSALS

      If the Merger Proposal is not approved by Interwest's shareholders at the Special Meeting, Interwest expects that it would hold its next annual meeting of shareholders in the third calendar quarter of 2001. Any proposal to be presented by any shareholder for action at the 2000 annual meeting must have been received by the Secretary of Interwest no later than April 25, 2001, in order to be eligible for inclusion in Interwest proxy materials for the Annual Meeting.

                                 OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented at the special meeting. If other matters do properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion.

                      WHERE YOU CAN FIND MORE INFORMATION

      Interwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Interwest files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Interwest public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

      The SEC allows Interwest to "incorporate by reference" information into this document, which means that Interwest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Interwest has previously filed with the SEC. These documents contain important business information about Interwest and its financial condition.

      Interwest may have sent you some of the documents incorporated by reference, but you can obtain any of them through Interwest, the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Interwest without charge, excluding exhibits unless specifically incorporated by reference as an Appendix to this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

                               James E. Robinson
                          Chairman, President and CEO
                         Interwest Home Medical, Inc.
                              203 East 6100 South
                           Salt Lake City, UT 84107
                                (801) 261-5100

      Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to such other document, and each such statement shall be deemed qualified in its entirety by such reference. If you would like to request documents from Interwest, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of such documents prior to the Special Meeting.

      You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Special Meeting. Interwest has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 18, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the SEC by Interwest are incorporated by reference in this Proxy Statement:

o Interwest's Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

o    Interwest's Current Report on Form 8-K filed on March 6, 2001;

o Interwest's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;

     All documents filed by Interwest with the SEC pursuant to Sections13(a), 13(c) and 14 of the Securities Exchange Act of 1934 after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Interwest cautions you that this Proxy Statement, the information incorporated in this Proxy Statement by reference and other statements Interwest makes from time to time, contain statements that may constitute "forward-looking statements." Those statements include statements regarding Interwest's intent, belief or current expectations, as well as the assumptions on which those statements are based. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by forward-looking statements. You are cautioned not to place too much reliance on such statements.

      These statements are within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to risks and uncertainties that could cause our actual results to differ materially. Interwest has used these statements to describe our expectations and estimates in various sections of this Proxy Statement. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of Interwest with respect to future events, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Interwest to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

o    the failure of shareholders to approve the Merger Agreement;

o    general economic or market conditions;

o    changes in business strategy;

o    the   availability  of  financing  on  acceptable   terms  to  fund  future
     operations;

o    competitive conditions in Interwest's markets;

o risks associated with the development, acquisition and operation of power plants and the power marketing business

o various other factors, both referenced and not referenced in this Proxy Statement including those discussed in Interwest's periodic and other filings with the SEC;

o descriptions of plans or objectives of management for future operations, products or services;

o    forecasts of future economic performance; and

o    descriptions of assumptions underlying or relating to any of the foregoing.

      Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended.

                    INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                    Consolidated Financial Statements
                    September 30, 2000 and 1999

                                INDEPENDENT AUDITOR'S REPORT






To the Board of Directors of
Interwest Home Medical, Inc.


We have audited the accompanying consolidated balance sheet of Interwest Home Medical, Inc. and subsidiaries, as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Interwest Home Medical, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for the three years ended September 30, 2000 in conformity with generally accepted accounting principles.


                                  TANNER + CO.


Salt Lake City, Utah
November 22, 2000, except for
Note 18 which is dated
March 5, 2001

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                              Consolidated Balance Sheet

------------------------------------------------------------------------------


                                                      December 31,           September 30,
                                                -------------------------------------------------
                                                         2000             2000          1999
                                                      (Unaudited)
                                                -------------------------------------------------

         Assets
        --------
Current assets:
   Cash and cash equivalents                          $  313,000   $     183,000      $ 357,000
   Accounts receivable, net of allowance for
     doubtful accounts of $1,616,000 and
     $1,594,000                                       13,830,000      13,205,000     12,225,000
   Income tax refund receivable                            -             135,000          -
   Inventories                                         2,783,000       2,611,000      3,007,000
   Current portion of notes receivable                   147,000         147,000         54,000
   Other current assets                                   90,000          95,000         77,000
   Deferred tax asset                                    633,000         633,000        700,000
                                                -------------------------------------------------

            Total current assets                      17,796,000      17,009,000     16,420,000

Notes receivable                                         565,000         577,000        133,000
Investment in undeveloped real estate                      -                -            76,000
Property and equipment - net                          11,357,000      11,284,000     11,097,000
Intangible assets, net                                 5,711,000       4,632,000      4,422,000
Other assets                                             198,000         209,000        192,000
                                                -------------------------------------------------

                                                     $35,627,000     $33,711,000    $32,340,000
                                                =================================================
         Liabilities and Stockholders' Equity
        --------------------------------------

Current liabilities:
   Checks written in excess of cash in bank           $1,248,000     $   101,000    $ 1,735,000
   Current portion of long-term debt                   1,106,000       1,016,000      1,791,000
   Accounts payable                                    1,989,000       2,365,000      2,293,000
   Accrued expenses                                      710,000         753,000        743,000
   Income taxes payable                                   74,000            -           354,000
                                                -------------------------------------------------

            Total current liabilities                  5,127,000       4,235,000      6,916,000
                                                -------------------------------------------------

Deferred tax liability                                 1,301,000       1,231,000        958,000

Long-term debt                                        15,883,000      15,499,000     13,273,000
                                                -------------------------------------------------

            Total liabilities                         22,311,000      20,965,000     21,147,000

Commitments and contingencies                             -                -              -

Stockholders' equity:
   Preferred stock, $.01 par value, 10,000,000 shares
     authorized and -0- shares issued and outstanding     -                -              -
   Common stock,  no par value;  50,000,000  shares
     authorized,  4,104,990  and 4,075,685  shares
     issued and  outstanding for the years ended
     September 30, 2000, and 1999, respectively        3,419,000       3,419,000     3,299,000
   Retained earnings                                   9,897,000       9,327,000     7,894,000
                                                -------------------------------------------------

         Total stockholders' equity                   13,316,000      12,746,000    11,193,000
                                                -------------------------------------------------

                                                     $35,627,000     $33,711,000   $32,340,000
                                                =================================================


------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                      57

                                 INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                              Consolidated Statement of Income
-------------------------------------------------------------------------------

                                             Three Months Ended              Years Ended September 30,
                                                December 31,
                                        ----------------------------------------------------------------------
                                            2000            1999          2000         1999          1998
                                        (Unaudited)      (Unaudited)
                                        ----------------------------------------------------------------------
Revenue:
  Net rental income                     $6,252,000       $6,046,000    $24,189,000  $18,229,000  $14,144,000
  Net sales                              4,315,000        4,606,000     19,114,000   15,033,000   14,492,000
                                        ----------------------------------------------------------------------

      Total revenue                     10,567,000       10,652,000    43,303,000    33,262,000   28,636,000

Cost of sales and rental                 3,217,000        3,554,000    13,897,000    11,684,000   10,582,000
                                        ----------------------------------------------------------------------

      Gross profit                       7,350,000        7,098,000    29,406,000    21,578,000   18,054,000

Selling, general and administrative
    expenses                             4,385,000        4,183,000    17,818,000    14,571,000   12,253,000
Bad debt expense                           809,000          716,000     5,014,000     1,170,000      958,000
Depreciation and amortization              954,000          814,000     3,464,000     2,555,000    2,042,000
                                        ----------------------------------------------------------------------

      Income from operations             1,202,000       1,385,000      3,110,000     3,282,000    2,801,000

Other income (expense):
  Other income                               -                -            79,000      126,000         -
  Interest income                           15,000          41,000        161,000      243,000       206,000
  Interest expense                        (380,000)       (338,000)    (1,367,000)    (991,000)   (1,046,000)
                                        ----------------------------------------------------------------------

      Income before income taxes           837,000       1,088,000      1,983,000    2,660,000     1,961,000

Income tax benefit (expense):
  Current                                 (197,000)       (268,000)      (210,000)    (256,000)     (846,000)
  Deferred                                 (70,000)        (80,000)      (340,000)    (543,000)      311,000
                                        ----------------------------------------------------------------------

      Total income taxes                  (267,000)       (348,000)      (550,000)    (799,000)     (535,000)
                                        ----------------------------------------------------------------------

      Net income                         $ 570,000       $ 740,000     $1,433,000   $1,861,000    $1,426,000
                                        ======================================================================

      Net income per share:
         Basic                          $      .14       $    .18      $      .35   $      .45    $      .35
                                        ======================================================================

         Fully diluted                  $      .14       $    .14      $      .34   $      .45    $      .35
                                        ======================================================================



------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.
                                                                      58

                                INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                               Consolidated Statement of Stockholders' Equity
                                Years Ended September 30, 2000, 1999 and 1998
                                            and December 31, 2000 (unaudited)
------------------------------------------------------------------------------





                                  Preferred Stock                 Common Stock
                             ---------------------------------------------------------  Retained
                               Shares          Amount         Shares         Amount     Earnings
                             -----------------------------------------------------------------------
Balance, October 1, 1997         -                -          4,060,905     $3,239,000   $4,607,000

Issuance of common stock         -                -             14,780         60,000        -

Net income                       -                -               -              -       1,426,000
                             -----------------------------------------------------------------------

Balance, September 30, 1998      -                -          4,075,685      3,299,000    6,033,000


Net income                       -                -               -              -       1,861,000
                             -----------------------------------------------------------------------

Balance September 30, 1999       -                -          4,075,685      3,299,000    7,894,000

Issuance of common stock         -                -             29,305        120,000        -

Net income                       -                -               -              -       1,433,000
                             -----------------------------------------------------------------------

Balance September 30, 2000       -                -          4,104,990      3,419,000    9,327,000

Net income (unaudited)           -                -               -              -         570,000
                             -----------------------------------------------------------------------

Balance December 31, 2000
  (unaudited)                    -           $     -         4,104,990     $3,419,000   $9,897,000
                             =======================================================================

------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                      59

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES

                                    Consolidated Statement of Cash Flows


------------------------------------------------------------------------------


                                                       Three Months Ended               Years Ended
                                                          December 31,                 September 30,
                                                  -------------------------------------------------------------------
                                                       2000         1999        2000         1999           1998
                                                  (Unaudited)    (Unaudited)
                                                  -------------------------------------------------------------------
Cash flows from operating activities:
  Reconciliation of net income to net cash
    provided by operating activities:
   Net income                                     $  570,000     $ 740,000   $1,433,000   $1,861,000     $1,426,000
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation and amortization                   954,000       814,000    3,464,000    2,555,000      2,042,000
     Gain on settlement of litigation                   -             -           -          (96,000)         -
     (Gain) loss on sale of assets                      -             -          96,000     (126,000)        28,000
     (Increase) decrease in:
      Accounts receivable, net                      (625,000)   (1,254,000)    (980,000)  (1,778,000)    (1,884,000)
      Inventories                                   (172,000)       81,000    1,605,000    1,528,000        588,000
      Notes receivable                                  -          (75,000)        -           -               -
      Other current assets                           140,000       (57,000)     (19,000)      80,000         16,000
      Other assets                                    11,000        59,000      (17,000)     (41,000)        40,000
      Deferred tax asset                                -             -          67,000        1,000       (460,000)
     Increase (decrease) in:
      Accounts payable                              (376,000)       85,000       72,000     (507,000)       439,000
      Accrued expenses                               (43,000)      306,000      110,000      (24,000)       173,000
      Income taxes (receivable) payable               74,000       (55,000)    (489,000)    (530,000)       721,000
      Deferred income taxes                           70,000        80,000      273,000      542,000        149,000
                                                  -------------------------------------------------------------------

         Net cash provided by
         operating activities                        603,000       724,000    5,615,000    3,465,000      3,278,000
                                                  -------------------------------------------------------------------

Cash flows from investment activities:
  Collection of notes receivable                      11,000         9,000       64,000      430,000         93,000
  Issuance of notes receivable                          -             -         (75,000)        -              -
  Proceeds from sale of property
    and equipment                                       -             -          38,000       23,000         13,000
  Proceeds from sale of investment in office
    building and undeveloped real estate                -             -          90,000      613,000           -
  Increase in investment in office building             -             -            -            -           (11,000)
  Purchase of property and equipment                (973,000)     (544,000)  (4,864,000)  (6,045,000)    (2,071,000)
  Purchase of intangible assets                   (1,133,000)         -        (614,000)        -          (200,000)
                                                  -------------------------------------------------------------------

         Net cash used in
         investing activities                     (2,095,000)     (535,000)  (5,361,000)  (4,979,000)    (2,176,000)
                                                  -------------------------------------------------------------------

------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.
                                                                      60

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES

                                    Consolidated Statement of Cash Flows
                                                               Continued


------------------------------------------------------------------------------



                                                     Three Months Ended                  Years Ended
                                                        December 31,                     September 30,
                                            ------------------------------------------------------------------------
                                                   2000          1999           2000          1999           1998
                                               (Unaudited)    (Unaudited)
                                            ------------------------------------------------------------------------
Cash flows from financing activities:
  Checks written in excess of cash              1,147,000      (755,000)    (1,634,000)      964,000       (171,000)
  Proceeds from notes payable                        -             -             -         6,836,000    (12,677,000)
  Payments on notes payable                    (1,733,000)   (2,399,000)         -        (5,899,000)    13,805,000
  Proceeds from long-term debt                  2,208,000     2,964,001      4,168,000     3,147,000         44,000
  Payments on long-term debt                         -             -       (12,982,000)   (3,430,000)    (2,811,000)
  Issuance of common stock                           -             -            20,000          -            60,000
                                            ------------------------------------------------------------------------

      Net cash provided by (used in)
      financing activities                      1,622,000      (190,000)      (428,000)    1,618,000     (1,750,000)
                                            ------------------------------------------------------------------------

      Net increase (decrease) in cash             130,000        (1,000)      (174,000)      104,000       (648,000)

Cash, beginning of period                         183,000       357,000        357,000       253,000        901,000
                                            ------------------------------------------------------------------------

Cash, end of period                            $  313,000   $   356,000    $  183,000     $  357,000     $  253,000
                                            ========================================================================


Supplemental disclosure of cash flow
information:
  Cash paid during the period for:

     Interest                                 $  381,000    $   324,000    $1,258,000     $ 971,000      $1,021,000
                                            ========================================================================

     Income taxes                             $     -       $   295,000    $  386,000     $ 786,000      $  125,000
                                            ========================================================================


------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.
                                                                      61

                                 INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                          Consolidated Statement of Cash Flows
                                                                     Continued
------------------------------------------------------------------------------

Supplemental schedule of non-cash investing and financing activities:

2000

o The Company financed the purchase of property and equipment in the amount of $183,000 with long term debt.

o The Company sold segments of its business in Utah and Arizona in exchange for notes receivable in the amount of $525,000.

o The Company acquired assets from two companies with long term debt of $82,000.

o The Company issued 21,130 shares of common stock to retire accrued expenses of $100,000.

o    The Company converted rental equipment of $1,208,647 to inventory.

1999

o The Company financed the purchase of property and equipment in the amount of $1,079,000 with long term debt.

o The Company refinanced its note payable and certain of its long-term debt with a new financing arrangement in the amount of $10,499,000.

o The Company settled litigation, and as a result was relieved of debt in the amount of $480,000 related to a prior acquisition. As a result, the Company also wrote down goodwill associated with this acquisition in the amount of $384,000. The Company recognized a gain of $96,000 on the transaction.

o The Company acquired property and equipment in the amount of $4,100,000 with long-term debt of $400,000 and cash of $3,700,000.

o    The Company converted rental equipment of $764,000 to inventory.

------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                      62

                                  INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                           Consolidated Statement of Cash Flows
                                                                      Continued

-------------------------------------------------------------------------------
1998

o The Company acquired assets and assumed certain liabilities from companies in Utah and Arizona for long-term debt. The net assets purchased for long-term debt consist of the following:


Accounts receivable, net                              $  1,348,000
Inventory                                                  491,000
Note receivable                                             13,000
Property and equipment                                   1,548,000
Intangible assets                                          744,000
Other assets                                                23,000
Accounts payable and accrued liabilities                   (31,000)
                                                      ------------

   Net assets purchased with long-term debt           $  4,136,000
                                                      ============

o The Company sold a segment of its business in Nevada to the former owner of the business in exchange for a note receivable in the amount of $250,000.

o The Company also financed the purchase of property and equipment in the amount of $515,000 with long-term debt.

o    The Company converted $424,000 of rental equipment to inventory.

------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.
                                                                      63

                                 INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                    Notes to Consolidated Financial Statements
                                                                     Continued
------------------------------------------------------------------------------

1. Organization and Summary of Significant Accounting Policies

Description of Business
Interwest Home Medical Equipment, Inc., and subsidiaries ("Interwest" or the "Company") provides a diversified range of home health care services and products. The Company currently conducts its business in twenty-three (23) locations in the States of Utah, Colorado, Idaho, Nevada, California, Alaska, and Arizona. The Company divides its products and services into two general categories: (1) home oxygen and respiratory care services, and (2) home medical equipment and supplies.

Principles of Consolidation
The consolidated financial statements include the financial information of Interwest Home Medical, Inc., and its wholly owned subsidiaries (Interwest Medical Equipment Distributors, Inc., Interwest Home Pharmacy, Inc., Interwest Home Medical - Alaska, Inc., and Interwest Home Medical - Arizona, Inc.). All material intercompany transactions and balances have been eliminated in consolidation of the companies.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

Inventories
Inventories consist of medical equipment and supplies held for sale and are stated at the lower of average cost (FIFO basis) or market.

Investments in Undeveloped Real Estate
Investments in undeveloped real estate are recorded at the lower of cost or market. When it is determined that future estimated cash flows are lower than recorded values for long-term investments, these investments are written down to estimated net fair market value and the amount of the write-down is accounted for as a current period loss.

Investment in real estate consisted of one parcel of undeveloped land located in the state of Utah in Utah County. During 2000 the undeveloped land was sold.

Property and Equipment
Property and equipment, consisting of rental equipment, equipment, furniture and fixtures, vehicles and leasehold improvements is stated at historical cost. Depreciation and amortization is computed using the straight-line method over estimated useful lives of the assets or the term of the lease agreements.


------------------------------------------------------------------------------
                                                                      64

                                  INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                     Notes to Consolidated Financial Statements
                                                                      Continued
-------------------------------------------------------------------------------


Intangible Assets
Intangible assets, consisting of purchased customer lists, supplier lists, non-competition agreements and goodwill are stated at cost. The Company evaluates goodwill and other intangible assets by using an operating income realization test. In addition, the Company considers the effects of changes in the business environment, including competitive pressures, market changes, and technological and regulatory changes. Amortization is computed using the straight-line method over five to forty years, or the term of the non-compete agreement.


Income Taxes
The Company accounts for income taxes under the provision of SFAS 109 "Accounting for Income Taxes." This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.


Revenue Recognition Revenues are recognized as follows:

o Patient revenues are recognized net of contractual adjustments related to third party payers when services are rendered. The amount paid by a third party payer is dependent upon the benefits included in the patient's policy.

o Other revenues are recognized as the services are rendered or the sales are made.

Net Income Per Share
Basic net income per share is based on approximately 4,084,000 shares, 4,075,000 shares and 4,071,000 shares for the years ended September 30, 2000, 1999 and 1998, respectively. Diluted net income per share is based on weighted average shares outstanding of approximately 4,252,000, 4,075,000 and 4,071,000 shares for the years ended September 30, 2000, 1999 and 1998, respectively. Diluted earnings per share have been calculated on the Treasury Stock method.

Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.


------------------------------------------------------------------------------

                                  INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                     Notes to Consolidated Financial Statements
                                                                      Continued

------------------------------------------------------------------------------


The Company's customer base consists primarily of individuals in the Western United States. Substantially all revenues are from these customers. Accounts receivable include those of the individuals and their third party payors, including insurance companies, Medicare, Medicaid and other governmental agencies. Revenues covered by Medicare, which is a third party payor, accounted for approximately 35%, 36% and 33% of total revenues received for the years ended September 30, 2000, 1999 and 1998, respectively.


Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Unaudited Financial Statements
The consolidated unaudited financial statements include the accounts of Interwest Home Medical and subsidiaries (Interwest) and include all adjustments (consisting of normal recurring items) which are in the opinion of management necessary to present fairly the financial position as of December 31, 2000 and the results of operations and cash flows for the three months ended December 31, 2000 and 1999. The results of operations and cash flows for the three months ended December 31, 2000 are not necessarily indicative of the results to be expected for the entire year.


Reclassification
Certain amounts in the financial statements for previous years have been reclassified to conform with the current year presentation.


2. Acquisitions
During the year ended September 30, 2000, the Company acquired certain assets of three companies which was accounted for as a purchase and, accordingly, are included in the consolidated financial statements since their respective dates of acquisition. The aggregate purchase price of $1,000,000, which was financed through cash resources and short-term debt, has been allocated to the assets of the Company based on their respective fair market values. The excess of the purchase price over assets acquired of $612,000 has been included in goodwill and is being amortized over periods of ten to forty years.


------------------------------------------------------------------------------

                                  INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                     Notes to Consolidated Financial Statements
                                                                      Continued

------------------------------------------------------------------------------

The following unaudited pro forma consolidated results of operations have been prepared as if the 2000 acquisitions had occurred at the beginning of fiscal 2000:

                                        Pro Forma
                                        Results of
                                        Operations
                                       ------------
                                           2000
                                       ------------

   Total revenue                       $ 43,633,000

   Total expenses                      $(42,071,000)
                                       ------------

   Net income                          $  1,562,000
                                       =============

   Net income per share                $       0.38
                                       ============

During the year ended September 30, 1999 the Company acquired certain assets of a company which was accounted for as a purchase and, accordingly, is included in the consolidated financial statements since its date of acquisition. The purchase price of $4,100,000, was financed through cash and long-term debt, has been allocated to the assets of the Company based upon their respective fair market values. There was no excess purchase price over assets acquired.


The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.


3. Notes Receivable

Notes receivable consist of the following at September 30, 2000 and 1999:


                                                         2000       1999
                                                  -----------------------------

Notes receivable in connection with the sale of a segment of the business due in monthly installments of $6,734, including interest of 9%. The note is due in August 2005 and is secured by a personal guarantee from the purchaser

                                                  $    321,000        -


------------------------------------------------------------------------------

                                  INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                                     Notes to Consolidated Financial Statements
                                                                      Continued

------------------------------------------------------------------------------

Notes receivable in connection with the sale of a segment of the business due in monthly installments of $4,164, including interest of 9%. The note is due in August 2005 and is secured by the personal guarantee of the purchaser


                                                       199,000        -


Notes receivable in connection with the sale of a segment of the business due in monthly installments of $5,633, including interest at 8.5%. The note is due in October 2002 and is unsecure

                                                       129,000      187,000

3. Notes Receivable Continued

     Note receivable due on demand, including interest of 8%. The note was due October 1999 and is secured by the personal guarantee of a third party

                                                        75,000            -
                                                  --------------------------

                                                       724,000      187,000

Less current portion                                   147,000       54,000
                                                  --------------------------

                                                  $    577,000    $ 133,000
                                                  ==========================




------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES

                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------



4. Property and Equipment
Property and equipment at September 30, 2000 and 1999 consist of the following:


                          Life          2000           1999
                        ------------------------------------------

Rental equipment        3-10 year    $18,410,000     $15,990,000
Equipment and signs     3-10 years     1,649,000       1,417,000
Furniture and fixtures  3-10 years       541,000         498,000
Vehicles                2-5 years      1,035,000       1,021,000
Leasehold improvements  3-5 years        344,000         322,000
                        ------------------------------------------

                                      21,979,000      19,248,000

Less accumulated  depreciation
and amortization                      10,695,000       8,151,000
                                    ------------------------------

                                     $11,284,000     $11,097,000
                                    ==============================



5. Intangible Assets
Intangible assets at September 30, 2000 and 1999 consist of the following:


                                  Life         2000         1999
                               -------------------------------------

Goodwill                        5-40 years  $4,920,000   $4,557,000
Noncompete agreements            5-7 years     399,000      399,000
Other                              5 years      30,000       30,000
                               -------------------------------------

                                             5,349,000    4,986,000

Less accumulated
  amortization                                 717,000      564,000
                                            ------------------------

                                            $4,632,000   $4,422,000
                                            ========================



6. Long-term Debt
Long-term debt at September 30, 2000 and 1999, consists of the following:



------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------


                                                     2000          1999
                                                 ----------------------------

     Note payable to a bank requiring quarterly principal payments of $600,000, beginning September 30, 2000. The total borrowing available under the note is $18 million. Monthly interest payments are due at a rate of the bank's prime rate (9.50% at September 30, 2000) minus .5%, secured by accounts receivable, inventory and equipment, due July 2006

                                                 $15,540,000    $13,024,000

     Notes payable in connection with the acquisition of companies requiring aggregate monthly payments of $25,049 including interest at rates of 8% to 9%, unsecured

                                                     286,000       501,000

     Installment contracts payable in aggregate monthly installments totaling $2,069 including interest ranging from 10% to 10.99%, secured by vehicles

                                                       9,000        24,000

     Note payable in connection with the acquisition of a company requiring a single payment in March, 2000, including interest at 8%, unsecured

                                                        -          400,000


Capital lease obligations (see note 7)               680,000     1,115,000

                                                 ------------------------------

                                                  16,515,000    15,064,000

Less current portion                               1,016,000     1,791,000
                                                 ------------------------------

Long-term debt                                   $15,499,000   $13,273,000
                                                 ==============================


------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------




Future maturities of long-term debt at September 30, 2000 were as follows:


Year ending September 30:
   2001                                $  1,016,000
   2002                                   2,672,000
   2003                                   2,614,000
   2004                                   2,473,000
   2005                                   2,400,000
   Thereafter                             5,340,000
                                       ------------

                                       $ 16,515,000
                                       ============



7. Lease
   Obligations
The Company leases certain equipment under terms accounted for as capital leases. The Company also leases its facilities and small equipment under noncancellable operating leases. At September 30, 2000 and 1999, the total cost of all assets currently under capital lease is $1,573,000 and $1,752,000, respectively. Accumulated amortization at that date amounted to $561,000 and $623,000, respectively. The following summarizes future minimum lease payments under leases at September 30, 2000:


                               Operating    Capital
Year Ending September 30:        Leases     Leases
                            -----------------------

                  2001      $   734,000  $  257,000
                  2002          643,000     225,000
                  2003          499,000     218,000
                  2004          309,000      75,000
                  Thereafter    564,000           -
                            -----------------------

                            $ 2,749,000     775,000
                            ============

Less amounts representing interest           95,000
                                       ------------

Present value of future minimum
  lease payments                       $    680,000
                                       ============



Total rent expense for operating leases was approximately $957,000, $894,000 and $925,000 for the years ended September 30, 2000, 1999, and 1998, respectively.



------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES

                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------



8. Income Taxes
The provisions for income taxes differ from the amount computed at federal statutory rates as follows:


                             2000       1999        1998
                          -------------------------------------

Tax at statutory rate    $ (675,000) $(904,000)   $ (667,000)
State tax                  (100,000)  (130,000)     (117,000)
Change in valuation
  allowance                 275,000    328,000       279,000
Other                       (50,000)   (93,000)      (30,000)
                          -------------------------------------

                         $ (550,000) $(799,000)   $ (535,000)
                          =====================================



The deferred income tax benefit (liability) for the years ended September 30, 2000 and 1999 is as follows:


                                 2000        1999
                            ------------------------
Short-term:
   Allowance for bad debts   $  549,000  $  590,000
   Employee benefits             84,000      70,000
   Other                              -      40,000
                           ------------------------

   Deferred tax asset        $  633,000  $  700,000
                           ========================



                                 2000           1999
                             ----------------------------
Long-term:
   Depreciation              $(1,231,000)  $  (958,000)
   Net operating loss
     carryforward                  -           275,000
   Valuation allowance             -          (275,000)
                            -----------------------------

   Deferred tax liability   $ (1,231,000)  $  (958,000)
                            =============================


A valuation allowance was established in 1999 for the possible utilization of certain timing differences relating to the net operating loss carryforward.



------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES

                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------



9. Fair Value of Financial Instruments
None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at September 30, 2000 and 1999, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


10.401(K) Savings Plan
The Company has a contributory 401(K) savings plan covering all employees who are at least 21 years of age, work at least 1,000 hours per year, and have a minimum of one year of service to the Company. All contributions by the Company are fully discretionary. The Company made contributions of $101,000, $70,000 and $50,000 in 2000, 1999 and 1998, respectively.


11.Stock Options and Warrants

Employee Options
In February 1995, the Company adopted a stock option plan. Under the plan, stock options aggregating 312,500 shares of common stock may be granted to employees and other persons to purchase the Company's common stock. No individual may be granted stock options exceeding $100,000 fair market value in any one year. The stock options vest at varying rates, are exercisable within the time or upon the events determined by the option agreement and terminate after ten years from the date of grant for stockholders owing more than 10 percent of all classes of stock and after 10 years for all others. At September 30, 2000, options to purchase 295,000 shares remain unexercised under this agreement.

11.Stock Options and Warrants Continued
In February 2000, the Company adopted a stock incentive plan. Under the plan, stock options aggregating 600,000 shares of common stock may be granted to employees and other persons to purchase the Company's common stock. No individual may be granted stock options exceeding $100,000 fair market value in any one year. The stock options vest at varying rates, are exercisable within the time or upon the events determined by the option agreement and terminate after ten years from the date of grant. At September 30, 2000, options to purchase 220,000 shares remain unexercised under this agreement.


------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------

Director Options
In February 1995, the Company adopted a stock option plan. Under the plan, stock options aggregating 75,000 shares of common stock may be granted to non-employee directors to purchase the Company's common stock. No individual may be granted more than one stock option per year, nor more than 11,000 shares on the exercise of all options granted pursuant to this agreement. The stock options are exercisable within six months after the grant date and terminate after ten years from the date of grant. At September 30, 2000, this plan had been terminated and options to purchase 19,500 shares remained unexercised under this agreement.

On September 30, 1997, the Company entered into an option agreement with each of its outside Directors. The terms of the agreements provide the Directors the right to purchase, pursuant to options and warrants, up to an aggregate of 198,000 newly issued common shares at prices ranging from $4.28 to $7.00 per share. On October 10, 1997, each Director paid a $1,000 option fee providing each Director the right to exercise options to purchase 8,250 shares of common stock at a price of $4.28 within 180 days. During the year ended September 30, 1998, the Directors exercised options by paying approximately $60,000 in exchange for 13,984 shares of the Company common stock and issuance of warrants for 13,984 shares of common stock exercisable for three years at $4.28 during the first warrant year, $4.75 during the second year, and $5.25 during the third warrant year. As of September 30, 1998, all of the terms of this options agreement had expired without any further exercise.

11.Stock Options and Warrants Continued
In addition, the Company has issued options to purchase an aggregate of 120,000 shares to three board members. The options are exercisable beginning one year after issuance and terminate ten years from the date of grant. During September 30, 2000, the Company issued options to purchase an aggregate of 120,000 shares to three board members. The options vest one-third per year beginning March 31, 2001. The options terminate ten years from the date of grant. As of September 30, 2000, none of the options were exercised.


Other
During March 1998, the Company entered into a stock option agreement with a consultant. The stock option agreement granted options to purchase 17, 500 shares of common stock exercisable for 8 years. Options to purchase 11,666 and 5,834 shares of common stock are exercisable at $3.50 and $4.00, respectively. At September 30, 2000 no options had been exercised under this agreement.


------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------




A schedule of the options and warrants at September 30, 2000, 1999 and 1998 is as follows:


                             Number of
                       ---------------------- Price Per
                         Options   Warrants     Share
                       -------------------------------------

Outstanding at
  October 1, 1997        274,984   183,529   $2.50 - 5.52
   Granted               209,766    13,984    3.00 - 4.28
   Exercised             (13,984)     -       4.00 - 4.28
   Expired               (85,016)     -       4.00 - 4.28
                       -------------------------------------
Outstanding at
  September 30, 1998     385,750   197,513    2.50 - 5.52
   Granted                  -          -           -
   Exercised                -          -           -
   Expired                (5,000)      -           -
                       --------------------------------------
Outstanding at
  September 30, 1999     380,750   197,513    2.50 - 5.52
   Granted               525,000       -      3.00 - 3.30
   Exercised             (11,000)      -      3.00 - 4.00
   Expired                (5,000) (183,529)   4.00 - 5.75
                       --------------------------------------
Outstanding at
  September 30, 2000     889,750    13,984   $2.50 - 5.52
                       ======================================


------------------------------------------------------------------------------

                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------



12.Stock-Based
   Compensation
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of FAS No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:


                                                 September 30,
                                    ---------------------------------------
                                        2000         1999           1998
                                    ---------------------------------------

Net Income - as  reported           $1,433,000    $1,861,000    $1,426,000
Net Income - pro forma              $1,047,000    $1,789,000    $1,301,000
Earnings  per share - as  reported  $     0.35    $     0.45    $      .35
Earnings per share - pro forma      $     0.25    $     0.42    $      .32
                                    ---------------------------------------



The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                  September 30,
                                   -----------------------------------------
                                         2000         1999          1998
                                   -----------------------------------------

Expected dividend yield             $      -      $     -         $   -
Expected stock price volatility            42%          44%           42%
Risk-free interest rate              6.0%-6.5%         4.4%          4.4%
Expected life of options            5-10 years      1-5 years      1-5 years
                                   -----------------------------------------



The weighted average fair value of options outstanding during 2000, 1999 and 1998 are $1.74, $1.49 and $1.44 per share, respectively.

12.Stock-Based Compensation Continued
The following table summarizes information about fixed stock options outstanding at September 30, 2000:


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                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

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                      Options Outstanding           Options Exercisable
              -----------------------------------------------------------------
                           Weighted
                           Average
               Number     Remaining     Weighted    Number      Weighted
Range of    Outstanding  Contractual    Average   Exercisable    Average
Exercise         at         Life        Exercise     at         Exercise
 Prices       9/30/00      (Years)       Price     9/30/00       Price
-------------------------------------------------------------------------------
$2.50-4.28    889,234       6.92        $ 3.20     572,898       $ 3.26
 4.75-5.52     14,500       5.06          5.27      14,500         5.27
-------------------------------------------------------------------------------

$2.50-5.52    903,734       6.89        $ 3.23     587,398       $ 3.31
===============================================================================



13.Employee Stock Purchase Plan
During the year ended September 30, 1996, the Company adopted a Stock Purchase Plan (the "Plan"). The Plan is designed to provide employees of the Company with an opportunity to purchase shares of the Company's common stock through accumulated payroll deductions. The purchase price may be established at 85% of the fair market price. The number of shares which may be purchased under the Plan is 500,000. At September 30, 2000, 1999 and 1998, 34,050, 28,525 and 16,751
shares, respectively, of common stock had been cumulatively purchased under the plan.


14.Commitments and Contingencies
In October 1991, an officer of the Company retired and a trust was created which purchased 429,552 shares of the Company's common stock from the officer. In exchange for the stock, a note was entered into between the trust and the retired officer in the principal amount of $305,000. The note requires monthly payments over ten years of $4,000, including principal and interest at an annual rate of 8 percent. Certain employees of the Company have entered into an agreement to purchase the shares of stock from the trust under similar terms. At the employees' option, shares can be issued as they are purchased. The Company has guaranteed the collectibility of amounts due the trust by the employees. The outstanding balance of the note was $43,000 at September 30, 2000.

14.Commitments and Contingencies Continued
Litigation
The Company is involved in certain litigation related to normal business operations. Management believes that sufficient reserves have been accrued and there will not be any material effect upon the Company's financial condition.


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                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

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Government Regulation
The health care industry, in which the Company operates, is regulated by Federal and State government authorities, and has been the subject of certain scrutiny in recent years. A number of laws and regulations have been passed and put into effect during the past several years which impact the Company and its industry. Specifically, a significant amount of accounts receivable is collected from Federal Medicare and State Medicaid programs. The Company is also subject to Medicare and Medicaid rate adjustments on services provided. Management has taken what it believes to be appropriate steps to mitigate any financial impact on the Company's financial condition related to the changes and regulations of the health care industry.


15.Preferred Stock
Preferred stock has voting rights of one vote for one share. The preferred stock is convertible at the option of the holder into common stock based upon the trading value of the common stock. The conversion rate varies from one share for one share up to receiving three shares of common stock for one share of common stock. At September 30, 2000 and 1999 there were no shares of preferred stock issued and outstanding.

16.Sale of Office Building and Undeveloped Real Estate
During the year ended September 30, 1999, the Company sold a building and a portion of its investment in undeveloped real estate with a book value of $496,000. The proceeds from the sale of $613,000 was received in cash.
The resulting gain on the sale was $117,000.

During the year ended September 30, 2000, the Company sold the remaining portion of its investment in undeveloped real estate with a book value of $76,000, The net proceeds from the sale of $90,000 was received in cash. The resulting gain on sale was $14,000.

17.Recent Accounting Pronouncements
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and amended by SFAS No. 138, issued in June 2000. The requirements of SFAS No. 133, as amended, will be effective for the Company in the first quarter of the fiscal year beginning January 1, 2001. The standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Under the standard, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company has determined SFAS 133 to have no impact on the Company's financial position and results of operations because the Company has no derivative activity.


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


                           INTERWEST HOME MEDICAL, INC. AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements
                                                               Continued

------------------------------------------------------------------------------



SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000. SFAS No. 140 is a replacement of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Most of the provisions of SFAS No. 125 were carried forward to SFAS No. 140 without reconsideration by the Financial Accounting Standards Board (FASB), and some were changed only in minor ways. In issuing SFAS No. 140, the FASB included issues and decisions that had been addressed and determined since the original publication of SFAS No. 125. SFAS No. 140 is effective for transfers after March 31, 2001. Management does not expect the adoption of SFAS No. 140 to have a significant impact on the financial position or results of operations of the Company.


18.  Subsequent Event
The Company has entered into an agreement with another entity where it has agreed to have the other entity purchase 100% of the Company's issued and outstanding common stock for approximately $42 million. The transaction is subject to completion of several items including shareholder approval.





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